Exhibit 10.11

Execution Copy

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (this “Agreement”) is made effective as of September 12, 2011 (the “Restatement Date”), by and between Archemix Corp, a Delaware corporation (“Archemix”), and Ophthotech Corporation, a Delaware corporation (“Ophthotech”). Archemix and Ophthotech are each hereinafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Archemix is the owner of or otherwise controls, certain patents and proprietary technology;

WHEREAS, the Parties entered into an Exclusive License Agreement on July 31, 2007 (the “Original Agreement Date”), which was amended by Amendment No. 1 and Amendment No. 2 thereto, both dated as of January 6, 2010 (as so amended, the “Amended Original Agreement”), pursuant to which Archemix granted to Ophthotech an exclusive license under certain patents and technology to develop and commercialize certain products; and

WHEREAS, the Parties now desire to further amend, and restate in its entirety, the Amended Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Acceptance” means, with respect to an IND, thirty (30) days from the date such IND is received by the FDA, if no clinical hold is issued by the FDA with respect thereto or, to the extent issued, such later date on which such IND is no longer subject to that clinical hold.

1.2 “Adverse Event” means any untoward, undesired or unplanned medical occurrence in a human clinical trial subject or a patient, which occurrence has a temporal relationship to administration of a Licensed Product, whether or not considered related to the Licensed Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease that may be associated with the use of such Licensed Product.

1.3 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with, such Person. For purposes of this definition, “control” means (a) ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.

1.4 “AMD” means age-related macular degeneration and includes the following separate Indications: wet AMD and dry AMD.

1.5 “Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of the Net Sales for such Calendar Year.

1.6 “Anti-C5 Aptamer” means an Aptamer that binds with high specificity and affinity to C5 that was provided by Archemix to, or identified in the Anti-C5 Aptamer-Specific Patent Rights licensed to, Ophthotech under this Agreement, including, without limitation, ARC186, ARC1905 and any other Aptamer that binds with high specificity and affinity to C5 as set out in the issued patents and pending patent applications listed in Exhibit A and any Aptamer(s) Derived therefrom that bind with high specificity and affinity to C5.

1.7 “Anti-C5 Aptamer-Specific Patent Rights” means the Patent Rights identified in Exhibit A as Anti-C5 Aptamer-Specific Patent Rights and any other Licensed Patent Rights that specifically claim an Anti-C5 Aptamer or the manufacture, use, offer for sale, sale or importation of an Anti-C5 Aptamer in the Field.

1.8 “Applicable Laws” means federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations guidance, guidelines or requirements of regulatory authorities, national securities exchanges or securities listing organizations, that may be in effect from time to time during the Term and are applicable to a particular activity hereunder.

1.9 “Aptamer” means (a) any naturally or non-naturally occurring oligonucleotide identified through the SELEX Process that binds with high specificity and affinity to a Target and (b) any pegylated or unpegylated oligonucleotide Derived from an oligonucleotide of clause (a) that has such high specificity and affinity to a Target.

1.10 “ARC186” means an unpegylated Anti-C5 Aptamer having the chemical composition set forth in Schedule 2 attached hereto.

1.11 “ARC1905” means a pegylated Anti-C5 Aptamer having the chemical composition set forth in Schedule 1 attached hereto.

1.12 “Archemix Collaborative Partner” means any Third Party with whom Archemix is engaged, from time to time, in a collaborative effort to research, develop or commercialize Aptamers, which collaborative effort is evidenced by a written agreement. For purposes of clarity, as used in this definition, a “collaborative effort” includes, without limitation, out-licensing of products developed by Archemix or its Affiliates.

1.13 “Archemix-Gilead License Agreement” means the License Agreement between Gilead Sciences, Inc. and Archemix dated October 21, 2001, as amended.

1.14 “C5” means complement factor C5.

1.15 “C5 Expanded License Term” means the period commencing on the Restatement Date and ending on the earlier of June 30, 2013 or the termination by Ophthotech of the C5 Expanded License Term pursuant to Section 9.2.4; provided, that, the C5 Expanded License Term shall not expire on June 30, 2013 and shall, subject to Section 9.2.4, be deemed to have been extended for the balance of the Term if Ophthotech (a) exercises the Term Extension Option pursuant to Section 4.5.4 or (b) enters into a C5 Rights Transfer Transaction on or before June 30, 2013.

1.16 “C5 Rights Transfer Transaction” means any transaction or series of related transactions by and between Ophthotech and any Third Party in which the Third Party acquires any rights to any Licensed Product in the Expanded Field (including, without limitation, by license, sublicense, assignment, or the transfer or sale of all or substantially all of Ophthotech’s assets or business relating to any Licensed Product in the Expanded Field, whether by merger, consolidation or other acquisition transaction); provided that (a) if Ophthotech exclusively licenses worldwide rights to all Licensed Products in the Expanded Field to a Third Party pursuant to a bona fide license agreement negotiated in good faith by Ophthotech and such Third Party and makes all required payments to Archemix under Section 4.5.1 or 4.5.2, as applicable, with respect thereto as and when due, an assignment, transfer or sale of all or substantially all of Ophthotech’s assets or business subsequent to such exclusive license, whether by merger, consolidation or other acquisition transaction pursuant to which Ophthotech is acquired, shall not constitute a C5 Rights Transfer Transaction for purposes of this Agreement and (b) if Ophthotech consummates an assignment, transfer or sale to a Third Party of all or substantially all of Ophthotech’s assets or business, whether by merger, consolidation or other acquisition transaction, that constitutes a C5 Rights Transfer Transaction and makes all required payments to Archemix under Section 4.5.1 or 4.5.2, as applicable, with respect thereto as and when due, any licensing, sublicensing, assignment, transfer or sale of Licensed Product rights by the surviving or acquiring entity in such C5 Rights Transfer Transaction subsequent to such C5 Rights Transfer Transaction shall not constitute a C5 Rights Transfer Transaction for purposes of this Agreement. Notwithstanding the foregoing, the following shall not constitute C5 Rights Transfer Transactions: (x) any sublicenses granted by Ophthotech to contract research organizations, contract manufacturers, contract sales organizations, sales representatives, consultants or other service providers necessary for such entities to perform services for Ophthotech or (y) transactions in which rights to distribute Licensed Products are granted to Third Parties and any sublicenses granted in such transactions are ancillary to and solely for the purpose of facilitating such Third Parties’ performance as distributors and which do not include rights to develop or manufacture Licensed Products. For the avoidance of doubt, and without limiting the foregoing, a C5 Rights Transfer Transaction involving a Third Party that meets the foregoing definition may include an equity investment transaction pursuant to which such Third Party purchases an equity interest in Ophthotech.

1.17 “Calendar Quarter” means the period beginning on the Original Agreement Date and ending on the last day of the calendar quarter in which the Original Agreement Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.18 “Calendar Year” means the period beginning on the Original Agreement Date and ending on December 31 of the year in which the Original Agreement Date falls and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.19 “Challenge” means any challenge to the validity or enforceability of any Licensed Patent Right, in the absence of a breach of this Agreement by Ophthotech, including, without limitation, by (a) filing a declaratory judgment action in which any Licensed Patent Right is alleged to be invalid or unenforceable; (b) citing prior art pursuant to 35 U.S.C. §301, filing a request for re-examination of any Licensed Patent Right pursuant to 35 U.S.C. §302 and/or §311 or provoking or becoming party to an interference with an application for any Licensed Patent Right pursuant to 35 U.S.C. §135; or (c) filing or commencing any reexamination, opposition, cancellation, nullity or similar proceedings against any Licensed Patent Right in any country.

1.20 “Commercially Reasonable Efforts” means, with respect to activities of Ophthotech under this Agreement, the efforts and resources customarily used by similarly sized biotechnology companies in the performance of such activities for other products owned by such companies which are of similar market potential and at a similar stage of development, taking into account the competitiveness of the market place, the regulatory structure involved and other relevant and material factors.

1.21 “Complement Cascade” means the following plasma proteins which are part of a cascade of reactions by which pathogen recognition is converted into an effective host defense against initial infection: C1q, C1r, C1s, C2b, C3a, C3b, C4a, C4b, C5a, C5b, C6, C7, C8, C9, H and B.

1.22 “Complement-Specific Patent Rights” means any Licensed Patent Rights that specifically claim any Aptamer that binds to a Target in the Complement Cascade other than C3a or C3b, or the manufacture, use, offer for sale, sale or importation thereof in the Field, including, without limitation, the Anti-C5 Aptamer-Specific Patent Rights.

1.23 “Completion” means, with respect to a clinical trial, the closing of the database with respect to that applicable clinical trial.

1.24 “Confidential Information” means all information and Technology disclosed or provided by, or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the Receiving Party’s employees, consultants, Affiliates or sublicensees pursuant to or in connection with this Agreement; provided, that, none of the foregoing shall be Confidential Information if: (a) as of the date of disclosure, it is known to the Receiving Party or its Affiliates, as demonstrated by credible written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party; (b) as of the date of disclosure it is in the public domain or it subsequently enters the public domain other than through a breach by the Receiving Party or its Affiliates of a contractual obligation; (c) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party or its Affiliates; or (d) it is independently developed by or for the Receiving Party or its Affiliates without reference to or use of any Confidential

Information of the Disclosing Party or its Affiliates as demonstrated by credible written documentation. For purposes of clarity, unless excluded from Confidential Information pursuant to the provisos of the preceding sentence, any scientific, technical or financial information Controlled by a Disclosing Party and disclosed at any meeting of the Parties or disclosed through an audit report shall constitute Confidential Information of the Disclosing Party.

1.25 “Control” or “Controlled” means with respect to Technology or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein solely to the extent that such grant does not (a) violate the terms of any agreement or arrangement with any Third Party or (b) violate any Applicable Laws. Notwithstanding the foregoing, with respect to Technology or Patent Rights licensed by Archemix from a Third Party after the Original Agreement Date (i.e., with respect to Technology or Patent Rights that were not Licensed Technology or Licensed Patent Rights as of the Original Agreement Date), where the grant of a license or sublicense to Ophthotech to such Technology or Patent Rights as provided herein would require a payment of additional consideration by Archemix to such Third Party licensor, Control by Archemix shall be deemed to exist only if Ophthotech agrees to reimburse Archemix for such additional payment of consideration.

1.26 “Derived” means identified, obtained, developed, created, synthesized, designed or resulting from, based upon, containing or incorporating or generated from or conjugated to or complexed with (whether directly or indirectly or in whole or in part).

1.27 “Development” and “Develop” means, with respect to any Licensed Product, all activities with respect to such Licensed Product relating to research and development in connection with seeking, obtaining and/or maintaining any regulatory approval (including without limitation any Regulatory Approval) for such Licensed Product in the Field in the Territory, including, without limitation, all pre-clinical research and development activities, all human clinical studies, all activities relating to developing the ability to manufacture any Licensed Product or any component thereof (including, without limitation, process development work), and all other activities relating to seeking, obtaining and/or maintaining any regulatory approvals for Licensed Products (including without limitation any Regulatory Approvals) from the FDA and/or any Foreign Regulatory Authority.

1.28 “Excluded Applications” has the meaning set forth [**].

1.29 “Expanded Field” means the prevention, treatment, cure or control of all Indications outside of the Ophthalmic Field, but excluding the Excluded Applications.

1.30 “FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.31 “Field” means, collectively, the Ophthalmic Field and, during the C5 Expanded License Term, the Expanded Field.

1.32 “First Commercial Sale” means, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Licensed Product by or on behalf of, Ophthotech, its Affiliate or Sublicensee in such country. For purposes of clarity, the use of any Licensed Product in clinical trials, pre-clinical studies or other research or development activities or the disposal or transfer of a Licensed Product for a bona fide charitable purpose or for purposes of a commercially reasonable sampling program shall not be deemed to be an arm’s length transaction, transfer or disposition for value for purposes of this definition.

1.33 “Foreign Regulatory Authorities” means any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.34 “IND” means an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.35 “Indication” means any human indication, disease, disorder or condition which can be treated, controlled, prevented, cured or the progression of which can be delayed. For purposes of clarity, whether any such indication, disease, disorder or condition constitutes a separate Indication shall be determined by reference to the applicable ICD-9 codes, with each separate code constituting a separate Indication; provided, that, with respect to AMD, wet AMD and dry AMD, and only wet AMD and dry AMD, shall constitute separate Indications. “ICD-9” means the World Health Organization International Classification of Diseases, version 9, and excludes any other versions of the ICD.

1.36 “Knowledge” means, with respect to Archemix, the actual knowledge of the chief executive officer, any vice president or the chief legal officer of Archemix.

1.37 “Legal Exclusivity Period” means, with respect to a Licensed Product and a country in the Territory, the period (a) beginning on the earlier of the commencement of the Patent-Based Exclusivity Period or of the Non Patent-Based Exclusivity Period and (b) expiring on the later of the expiration of the Patent-Based Exclusivity Period or the Non Patent-Based Exclusivity Period.

1.38 “Licensed Patent Rights” means all Patent Rights Controlled by Archemix or any of its Affiliates at any time on or after the Restatement Date and prior to the end of the Term that cover or claim Licensed Products in the Field, including without limitation the Development, manufacture, use, offer for sale, sale or importation thereof. For purposes of clarity, the Licensed Patent Rights, as of the Restatement Date, include without limitation the Patent Rights listed on Exhibit A attached hereto.

1.39 “Licensed Product” means any pharmaceutical product comprised of or Derived from, in whole or in part, any Anti-C5 Aptamer.

1.40 “Licensed Technology” means any Technology Controlled by Archemix or any of its Affiliates at any time on or after the Restatement Date and prior to the end of the Term that is necessary or useful for the Development, manufacture, use, offer for sale, sale or importation of Licensed Products in the Field.

1.41 “Material EU Country” means each of the United Kingdom, Germany, France, Italy and Spain.

1.42 “Net Sales” means the gross amount billed or invoiced by Ophthotech or any of its Affiliates or Sublicensees to Third Parties throughout the Territory for sales or other dispositions or transfers for value of Licensed Products in the Ophthalmic Field less (i) allowances for normal and customary trade, quantity and cash discounts actually allowed and taken, and inventory management fees paid to wholesalers and distributors, (ii) transportation, insurance and postage charges, if paid by Ophthotech or any Affiliate or Sublicensee and included on any such Third Party’s bill or invoice as a separate item, (iii) credits, chargebacks, retroactive price reductions, rebates and returns, to the extent actually allowed, (iv) negotiated payments made to private sector and government Third Party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation off-invoice, rebate, chargeback and credit mechanisms, (v) discounts paid under discount prescription drug programs and reductions for coupon and voucher programs; (vi) any tax, tariff, customs duty, excise or other duty or other governmental charge (other than a tax on income) levied on the sale, transportation or delivery of Licensed Product and actually paid by Ophthotech or any of its Affiliates or Sublicensees; and (vii) portions of gross amounts billed or invoiced that are written off as uncollectible, not to exceed [**] percent ([**]%) of Annual Net Sales in any Calendar Year. In addition, Net Sales are subject to the following:

(a) If Ophthotech or any of its Affiliates or Sublicensees effects a sale, disposition or transfer of a Licensed Product in the Ophthalmic Field to a customer in a particular country as part of a package of Licensed Products and services (but not in a Combination Product), the Net Sales of such Licensed Product to such customer shall be deemed to be “the fair market value” of such Licensed Product less applicable discounts pursuant to this definition of Net Sales. For purposes of this subsection (a), “fair market value” shall mean the fraction (A/A+B), where A equals the value that would have been derived had such Licensed Product been sold as a separate Licensed Product to another customer in the country concerned on customary commercial terms and B equals the aggregate value that would have been derived had the other components of such package been sold as separate products to another customer in the country concerned on customary commercial terms.

(b) In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on “bundles” of Licensed Products, all discounts and the like shall be allocated among Licensed Products on the basis of which such discounts and the like were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such Licensed Products.

(c) For purposes of clarity, use of any Licensed Product in clinical trials, pre-clinical studies or other research or development activities or disposal or transfer of Licensed Products for a bona fide charitable purpose or purposes of a commercially reasonable sampling program shall not give rise to any Net Sales.

(d) Sales or transfers of Licensed Product among Ophthotech, its Affiliates and Sublicensees for the purpose of subsequent resale to Third Parties shall not be included in

Net Sales; with respect to such sales or transfers, the gross amounts billed or invoiced in connection with the subsequent resale to Third Parties will be included in the calculation of Net Sales.

In the event that a Licensed Product under this Agreement is sold in the Ophthalmic Field in combination (“Combination Product”) with another ingredient or component having independent, supplementary or enabling therapeutic effect (e.g., as a catalyst or adjuvant) or diagnostic utility or that has independent function as a medical device or means of administration (a “Supplemental Component”), then “Net Sales,” for purposes of determining royalty payments on the Combination Product, shall be calculated using one of the following methods:

(y) By multiplying the Net Sales of the Combination Product (calculated prior to the application of this formula) by the fraction C/C+D, where C is the average gross selling price, during the applicable Calendar Quarter in the country concerned, of the Licensed Product when sold separately, and D is the average gross selling price, during the applicable Calendar Quarter in the country concerned, of the Supplemental Component(s) when sold separately; or

(z) In the event that no such separate sales are made of the Licensed Product or any of Supplemental Components in such Combination Product during the applicable Calendar Quarter in the country concerned, Net Sales, for the purposes of determining royalty payments shall be calculated using the above formula where C is the reasonably estimated commercial value of the Licensed Product sold separately and D is the reasonably estimated commercial value of the Supplemental Components sold separately. Any such estimates shall be determined using criteria to be mutually agreed upon by the Parties. Such estimates shall be reported to Archemix in the reports to be provided pursuant to Section 4.5.1 hereof. If the Parties are unable to agree on the criteria for determining such estimates, either Party may submit such dispute for resolution pursuant to the provisions of Section 10.2.2 (Accelerated Arbitration).

1.43 “Non Patent-Based Exclusivity Period” means, with respect to a Licensed Product in a country in the Territory, that period of time during which no Third Party has been granted the legal right by the FDA or any Foreign Regulatory Authority, as applicable, in such country to market and sell the Licensed Product in such country.

1.44 “Non-Royalty Term” means, with respect to each Licensed Product, the period commencing on the Original Agreement Date and continuing on a product-by-product, and country-by-country basis until the date on which no further payments of Sublicense Income are received by Ophthotech.

1.45 “Ophthalmic Field” means the prevention, treatment, cure or control of all Indications of the eye, adnexa of the eye, orbit and optic nerve, but excluding Diagnostics (as such term is defined on Schedule 3).

1.46 “Patent-Based Exclusivity Period” means, with respect to a Licensed Product and a country in the Territory, that period of time during which at least [**] (other than any Valid Claim licensed to Ophthotech pursuant to the Isis Sublicense Agreement, which shall be disregarded for purposes of this definition) covers the Licensed Product.

1.47 “Patent Rights” means all rights and interests in and to issued patents and pending patent applications including, without limitation, provisional and non-provisional patent applications, and all divisions, continuations and continuations-in-part thereof, patents issuing on any of the foregoing, all reissues, reexaminations, renewals and extensions thereof, and supplementary protection certificates therefor, as well as any certificates of invention or applications therefor, and all foreign counterparts of any of the foregoing.

1.48 “PDGF License Agreement” means the Amended and Restated License Agreement by and between the Parties of even date herewith providing for the grant by Archemix to Ophthotech of certain rights and licenses with respect to PDGF in certain fields defined therein, which agreement supersedes the Research and License Agreement by and between Archemix and Eyetech Pharmaceuticals, Inc., dated April 8, 2004, which such agreement was assigned to Ophthotech on July 27, 2007.

1.49 “Permitted Activities” means any activity conducted by or on behalf of Archemix or any Third Party licensee or sublicensee of Archemix with respect to Excluded Applications in the Expanded Field.

1.50 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.51 “Phase I Clinical Trial” means a clinical trial conducted in healthy humans or in patients with a particular disease or condition, which clinical trial is designed to initially explore the safety, drug-drug interactions and/or pharmacokinetics of an investigational drug given its intended use, and to support continued testing of such drug in Phase II Clinical Trials. For purposes of clarity, a Phase I Clinical Trial may also initially explore efficacy if a safety endpoint for such trial coincides with an initial indication of efficacy.

1.52 “Phase II Clinical Trial” means a clinical trial conducted in patients with a particular disease or condition, which clinical trial is designed to establish the safety, appropriate dosage and pharmacological activity of an investigational drug given its intended use, and to initially explore its efficacy for such disease or condition.

1.53 “Phase III Clinical Trial” means a pivotal clinical trial conducted in patients with a particular disease or condition, which clinical trial is designed to ascertain efficacy and safety of an investigational drug for its intended use and to define warnings, precautions and Adverse Events that are associated with the investigational drug in the dosage range intended to be prescribed, with the purpose of preparing and submitting applications for Regulatory Approval or label expansion to the FDA in the United States or pertinent Foreign Regulatory Authority in a country outside the United States.

1.54 “Regulatory Approval” means any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the marketing and commercial sale of a Licensed Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory.

1.55 “Royalty Term” means, with respect to each Licensed Product, the period commencing on the Original Agreement Date and continuing on a product-by-product, and country-by-country basis until the later of (a) the last to expire Valid Claim (other than any Valid Claim licensed to Ophthotech pursuant to the Isis Sublicense Agreement, which shall be disregarded for purposes of this definition) covering the Licensed Product in such country or (b) twelve (12) years from the date of First Commercial Sale of such Licensed Product in such country.

1.56 “SELEX Portfolio” means those Patent Rights licensed by Gilead to Archemix pursuant to the Archemix-Gilead License Agreement.

1.57 “SELEX Process” means any means used for the identification or generation of a nucleic acid that binds to a Target by means other than Watson-Crick base-pairing, including, without limitation, any process that (a) is covered by the SELEX Portfolio, including, without limitation, U.S. Patent Nos. [**], (b) is covered by any other Patent Rights Controlled by Archemix, or (c) is covered by any continuation, divisional, continuation-in-part, substitution, renewal, reissue, re-examination or extension, or any foreign equivalent of, the foregoing Patent Rights.

1.58 “SELEX Technology” means any process for modifying, optimizing and/or stabilizing an Aptamer, wherein such modification, optimization or stabilization includes, without limitation, minimization, truncation, conjugation, pegylation, complexation, substitution, deletion and/or incorporation of modified nucleotides.

1.59 “Serious Adverse Event” means an Adverse Event occurring at any dose that (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of an existing hospitalization, (d) results in a persistent or significant disability or incapacity or (e) results in a congenital anomaly or birth defect. Additionally, important medical events that are not described in the immediately preceding sentence shall be considered Serious Adverse Events when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in the immediately preceding sentence.

1.60 “Sublicensee” means any Third Party to whom Ophthotech grants a sublicense of some or all the rights granted to Ophthotech under this Agreement.

1.61 “Sublicense Income” means all payments received by Ophthotech or its Affiliates from its Sublicensees in connection with sublicenses granted hereunder excluding (a) payments made by a Sublicensee to support or fund research and development activities to be undertaken by Ophthotech or its Affiliates pursuant to a budget for sponsored research which has been agreed to with the Sublicensee and based on full-time equivalent or other cost-accounting methodologies that are consistent with then current industry practices, (b) payments made in consideration of the issuance of equity or debt securities of Ophthotech to the extent that the price paid for such equity or debt does not exceed the then fair market value thereof, as determined in good faith by the board of directors of Ophthotech; provided, that, if requested by Archemix, Ophthotech shall promptly provide Archemix with reasonable support for any such determination and any dispute over any such determination may be submitted by either Party to arbitration pursuant to Section 10.2.2, and (c) royalty payments made to Ophthotech by such Sublicensee on net sales (or, in the case of a profit-sharing agreement with a Sublicensee, profit-sharing payments made to Ophthotech by such Sublicensee) pursuant to the applicable sublicense agreement.

1.62 “Sustained Drug Delivery Product” means any Licensed Product comprising or incorporating Sustained Drug Delivery Technology.

1.63 “Sustained Drug Delivery Technology” means any Technology including, without limitation, any modifications to a Licensed Product and/or its formulation, designed to significantly prolong local effects relative to intravitreal injection of the Licensed Product.

1.64 “Target” means a protein, cytokine, enzyme, receptor, transducer, transcription factor, antigen or any other non-nucleic acid molecule.

1.65 “Technology” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including, without limitation: (a) methods of production or use of, and structural and functional information pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including any negative results).

1.66 “Territory” means all countries and jurisdictions of the world.

1.67 “Third Party” means any person or entity other than Ophthotech, Archemix and their respective Affiliates.

1.68 “ULEHI” means University License Equity Holdings, Inc., formerly known as UTC.

1.69 “Unexpected Adverse Event” means an Adverse Event, the specificity or severity of which is not consistent with the current package insert or investigator’s brochure for the Licensed Product. An Unexpected Adverse Event includes any event that may be symptomatically and pathophysiologically related to an event listed in the current package insert or investigator’s brochure, but differs from the listed event because of greater severity or specificity.

1.70 “URC License Agreement” means the Restated Assignment and License Agreement, dated July 17, 1991, by and between University Research Corporation and Gilead Sciences, Inc. as successor in interest to NeXstar Pharmaceuticals, Inc.

1.71 “UTC” means University Technology Corporation, the successor to the University Research Corporation.

1.72 “Valid Claim” means any claim of a pending patent application or an issued, unexpired patent covered under the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been permanently revoked, held invalid or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, (d) is not lost through an interference proceeding and (e) in the case any claim of a pending patent application, is not pending more than [**] years from filing date of the earliest patent application from which such pending patent application claims priority.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

AAA	10.2.1
Abandoned Patent Right	6.2
Agreement	Recitals
Amended Original Agreement	Recitals
Archemix	Recitals
Archemix Indemnitees	8.1
Claims	8.1
Combination Product	1.42(d)
Disclosing Party	1.24
Dispute	10.2.1
Expert	10.2.2(a)
Extension Fee	4.5.4
Generic Product	4.2.2
Gilead Indemnitee	8.3
Indemnified Party	8.2
Infringement	6.3.1
Infringement Notice	6.3.1
Isis	4.2.3
Isis Sublicense Agreement	4.2.3
Junior Preferred Shares	4.1.2(a)
Licensed Patent Right Fees	6.2
Mandatory Jurisdiction	6.2
Negotiation Period	2.4
New Ophthalmic Complement Negotiations	2.4
Non-Sales-Based Milestone Payments	4.5.1(b)
Ophthotech	Recitals
Option	2.4
Option Period	2.4
Optional Jurisdiction	6.2
Original Agreement Date	Recitals
Party	Recitals
Parties	Recitals
Receiving Party	1.24

Restatement Date	Recitals
Series A Financing	4.1.2(a)
Series A Investors	4.1.2(a)
Series A Rights	4.1.2(a)
Stock Purchase Agreement	4.1.2(a)
Sublicense Income Payments	4.3.2
Subsequent Shares	4.1.2(b)
Supplemental Component	1.42(d)
Term	9.1
Term Extension Option	4.5.4
Third Party Payments	4.2.3

ARTICLE 2 GRANT OF RIGHTS

2.1 License to Ophthotech.

2.1.1 Grant of License. Archemix hereby grants to Ophthotech an exclusive, royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.3, under the Licensed Patent Rights and Licensed Technology, to Develop, have Developed, make, have made, use, have used, sell, offer for sale, distribute for sale, have sold, import, have imported, export and have exported, Licensed Products in the Territory, for any and all uses within the Field, subject to the terms and conditions of this Agreement. For purposes of clarity, (a) if the C5 Expanded License Term ends for any reason prior to the end of the Term, Ophthotech’s rights in the Expanded Field pursuant to the foregoing license shall terminate at the end of the C5 Expanded License Term and the foregoing license shall thereafter be limited to the Ophthalmic Field, (b) Ophthotech shall have the exclusive right under this license to use SELEX Technology for the sole purpose of modifying Anti-C5 Aptamers for use in the Field, (c) Ophthotech shall have no right under this license to practice the SELEX Process for any other reason, including to identify or modify aptamers, and (d) subject to Section 2.3, Archemix shall retain the right to use the Licensed Technology and practice the Licensed Patent Rights to (i) research, develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, distribute for sale, import, have imported, export and have exported any product that is not a Licensed Product in the Field and (ii) research, develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, distribute for sale, import, have imported, export and have exported any Licensed Product outside the Field.

2.1.2 Negative Covenant. Ophthotech is not granted the right to, and hereby agrees that it will not (a) practice any inventions covered by a Valid Claim under the Licensed Patent Rights or the SELEX Process, except as expressly permitted under this Agreement, (b) research, develop, make, have made, use, have used, sell, offer for sale, have sold, distribute for sale, import, have imported, export or have exported Diagnostics (as such term is defined on Schedule 3) in the Ophthalmic Field or Aptamers in, or for use as, Excluded Applications (as such term is defined on Schedule 3) outside the Ophthalmic Field or (c) perform any research or development on any Anti-C5 Aptamer for any use outside of the Field. Notwithstanding the foregoing provisions of this Section 2.1.2, (i) Ophthotech shall not be restricted by Section 2.1.2(a), (b) or (c) from engaging in any activity that, in the absence of a license from

Archemix, would not infringe a Valid Claim Controlled by Archemix, and the foregoing covenant by Ophthotech shall not apply to any such non-infringing activities and (ii) Ophthotech shall not be restricted by Section 2.1.2(a), (b) or (c) from engaging in any activity in which Ophthotech is permitted to engage pursuant to a license, sublicense or other right granted to Ophthotech in any agreement other than this Agreement with respect to the SELEX Portfolio, the SELEX Process, SELEX Technology or Aptamers, whether granted by Archemix, Gilead or any other Person having the right to grant such license, sublicense or other right.

2.1.3 Right to Sublicense. Ophthotech shall have the right to grant sublicenses to all or any portion of its rights under the license granted pursuant to Section 2.1.1; provided, that, (a) Archemix shall be notified of the grant of each such sublicense; (b) each such sublicense shall be subject to, and consistent with, the terms and conditions of this Agreement; (c) each such sublicense shall contain and include the following provisions of this Agreement (with appropriate modifications to account for the identities of the parties to such sublicense): Sections 2.1.2 (Negative Covenant), 2.1.4 (Reversion of License Rights), 2.1.5 (Archemix-Gilead License Agreement), 6.3.3 (Effect of Challenge) and 9.2.2 (Termination for Challenge); (d) each such sublicense shall contain and include provisions substantially similar to, and consistent with, the language provided in Sections 2.1.1 (Grant of License), 3.1.2 (Diligence), 4.3.1 (Royalties), and Article 5 (Treatment of Confidential Information); (e) upon termination of this Agreement, any such sublicense shall be considered a direct license from Archemix as provided in Section 9.3 hereof; and (f) Ophthotech shall provide Archemix with a copy of each sublicense agreement within [**] days after execution. If requested by a Sublicensee in connection with the negotiation of a sublicense, Archemix shall enter into a “stand-by” license agreement directly with such Sublicensee to further document the provisional license described in the foregoing clause (e); provided, that, as a condition to Archemix’s execution of any such “stand-by” license, Ophthotech shall (i) provide to Archemix, at least [**] days prior to the anticipated date of execution, a copy of the proposed form of such “stand-by” license and any material information reasonably necessary for Archemix to ensure that the sublicense agreement conforms to all terms and conditions of sublicensing under this Agreement and (ii) reimburse Archemix for the reasonable legal fees and expenses incurred by Archemix in connection with its review and execution of such “stand-by” license.

2.1.4 Reversion of License Rights. Ophthotech acknowledges and agrees that each of the URC License Agreement and the Archemix-Gilead License Agreement provide that the Archemix rights in the SELEX Process or the SELEX Technology and the SELEX Portfolio may revert to Gilead or ULEHI if Archemix, its Affiliates and all assignees and sublicensees cease to exercise reasonable efforts to develop the commercial applications of products and services utilizing the SELEX Process or the SELEX Technology.

2.1.5 Terminations of Archemix-Gilead and URC License Agreements. Ophthotech acknowledges and agrees that the Archemix-Gilead License Agreement provides that in the event of any termination of the Archemix-Gilead License Agreement, the licenses granted hereunder to Ophthotech under the Archemix-Gilead License Agreement shall remain in full force and effect in accordance with Section 2.3 of the Archemix-Gilead License Agreement; provided, that, Ophthotech agrees to be bound to Gilead as the licensor under the terms and conditions of this Agreement; provided, that, if the termination of the Archemix-Gilead License Agreement arises out of the action or inaction of Ophthotech, Gilead, at its option, may terminate such license. Ophthotech further acknowledges and agrees that the URC License Agreement provides that in the event of any termination of the URC License Agreement, the licenses granted hereunder to Ophthotech under the Archemix-Gilead License Agreement shall remain in full force and effect in accordance with Section 3.4 of the URC License Agreement; provided, that, Ophthotech is not then in breach of this Agreement and Ophthotech agrees to be bound to ULEHI as the licensor under the terms and conditions of this Agreement. Archemix shall inform Ophthotech of any termination of the Archemix-Gilead License Agreement or the URC License Agreement.

2.2 No Other Rights. Ophthotech is not granted any rights to use or otherwise exploit Licensed Patent Rights or Licensed Technology except as set forth in this Agreement.

2.3 Exclusivity. During the Term, neither Archemix nor any of its Affiliates will, alone or with a Third Party, conduct any activity for the purpose of researching, developing or commercializing any aptamer that binds with high specificity and affinity to C5 (including any Anti-C5 Aptamer) for use in the Field, other than Permitted Activities.

2.4 Right of First Negotiation. Archemix shall notify Ophthotech in writing if Archemix or an Affiliate of Archemix seeks to license to a Third Party solely the rights to any aptamer(s) for use in the Field against Targets in the Complement Cascade, other than complement factor C5, for uses in the Field (“New Ophthalmic Complement Negotiations”) and shall grant Ophthotech an option to initiate negotiation of a license under Archemix’s interest in such rights (the “Option”). Concurrently with such notice, Archemix shall supply to Ophthotech a summary of such information in Archemix’s possession concerning such aptamer(s) as Archemix reasonably deems pertinent, subject to Archemix’s confidentiality obligations to Third Parties. Such Option shall be in effect for a period of [**] days from the date of notice of the New Ophthalmic Complement Negotiations pursuant to this Section 2.4 (the “Option Period”). Ophthotech may exercise the Option by providing written notice to Archemix within the Option Period of its intent to exercise such Option, at which time the Parties shall in good faith negotiate for up to [**] days (the “Negotiation Period”) an agreement for the commercial exploitation of such rights, which agreement shall contain commercially reasonable terms and conditions. If Ophthotech does not exercise the Option during the Option Period, provides written notice that it chooses not to exercise the Option, or the Negotiation Period expires without execution of an agreement between the Parties, then (i) neither Party shall have any further obligation to enter into or continue any negotiations with respect to the subject matter of the Option, and (ii) Archemix may license such rights to a Third Party without any further obligation to Ophthotech. For purposes of clarity, no Option shall arise if the rights that Archemix seeks to license to a Third Party cover multiple Targets wherein one or more of the Targets are outside of the Complement Cascade.

ARTICLE 3 DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS AND PROVISION OF MATERIALS.

3.1 Development and Commercialization.

3.1.1 Responsibility. From and after the Original Agreement Date, Ophthotech shall have full control and authority over the Development and commercialization of Licensed

Products in the Field in the Territory, including, without limitation, (a) all pre-clinical Development activities (including any pharmaceutical development work on formulations or process development relating to any Licensed Product), (b) all activities related to human clinical trials, (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing. Ophthotech shall own all data, results and all other information arising from any such activities under this Agreement, including, without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products, and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned by Ophthotech. All activities relating to Development and commercialization under this Agreement shall be undertaken at Ophthotech’s sole cost and expense, except as otherwise expressly provided in this Agreement.

3.1.2 Diligence.

(a) General Diligence Obligations. Ophthotech will exercise Commercially Reasonable Efforts in Developing and commercializing at least one Licensed Product in the Field and in undertaking investigations and actions required to obtain Regulatory Approvals necessary to market such Licensed Product in the Field in the United States, the European Union, and Japan, and in such ex-United States markets, in addition to the European Union and Japan, where Ophthotech determines, in the exercise of Commercially Reasonable Efforts, that it is commercially reasonable to do so. In the event that Ophthotech fails to use Commercially Reasonable Efforts as required hereunder, then on a Licensed Product-by-Licensed Product and country-by-country basis as to such Licensed Product in such country, Archemix may, in its sole discretion (i) terminate the licenses granted under Article 2 of this Agreement for breach under Section 9.2.3 below, or (ii) convert the licenses granted under Article 2 of this Agreement from exclusive licenses to non-exclusive licenses, in either case only as such licenses apply to such Licensed Product in such country(ies); provided that, if Ophthotech is exercising Commercially Reasonable Efforts in each Material EU Country, then Archemix may not so terminate or convert such licenses as to any country in the European Union. The foregoing provisions of this Section 3.1.2(a) shall constitute Archemix’s sole and exclusive remedies and Ophthotech’s sole and exclusive liabilities for any failure by Ophthotech to exercise Commercially Reasonable Efforts to Develop or commercialize any Licensed Product in any country or in the European Union pursuant to this Section 3.1.2(a). In satisfying its obligation to use Commercially Reasonable Efforts with respect to such Licensed Product, Ophthotech may engage in Development and commercialization activities in various markets in a reasonably sequenced manner, it being understood that Development and commercialization in the United States, the European Union, Japan and other markets likely will not be pursued by Ophthotech on concurrent Development and commercialization schedules.

(b) Specific Diligence Obligation. Without limiting the generality of the provision of Section 3.1.2(a) above, Ophthotech hereby agrees that it will complete a Phase II Clinical Trial of a Licensed Product for an Indication within AMD by December 31, 2014.

(c) Effect of Failure to Meet Obligations. If Ophthotech fails to meet the milestone set forth above in Section 3.1.2(b) by the applicable deadline, but is otherwise in compliance with the provisions of Section 3.1.2(a) during the applicable diligence period specified above, then Archemix and Ophthotech will negotiate in good faith an extension of the milestone deadline. If Ophthotech (i) fails to meet the milestone set forth above in Section 3.1.2(b) by such extended deadline, or (ii) fails to meet the milestone set forth above in Section 3.1.2(b) by the applicable deadline, and is not otherwise in compliance with the provisions of Section 3.1.2(a) during the applicable diligence period specified above, Archemix may, in its sole discretion (A) terminate the licenses granted under Article 2 of this Agreement for breach under Section 9.2.3 below or (B) convert the licenses granted under Article 2 of this Agreement from exclusive licenses to non-exclusive licenses. The foregoing provisions of this Section 3.1.2(c) shall constitute Archemix’s sole and exclusive remedies and Ophthotech’s sole and exclusive liabilities for any failure by Ophthotech to meet the milestone set forth above in Section 3.1.2(b) by the applicable deadline, as such deadline may be extended pursuant to this Section 3.1.2(c).

3.2 Progress Reports. Ophthotech shall provide Archemix with written reports every [**] months during the Term that shall include, at minimum, information reasonably sufficient to enable Archemix to satisfy its reporting obligations to Gilead under the Archemix-Gilead License Agreement with respect to this Agreement and to assess the progress made by Ophthotech toward meeting the diligence requirements of Section 3.1 above.

3.3 Notice of Certain Events; Pharmacovigilance. In addition to the progress reports required pursuant to Section 3.2 above, Ophthotech shall provide Archemix with written notice within [**] days after the occurrence of (a) the First Commercial Sale in each country, (b) the Completion of each Phase I Clinical Trial, Phase II Clinical Trial and Phase III Clinical Trial of a Licensed Product, (c) each milestone set forth in Section 4.4 below, (d) any Regulatory Approval in any country, and (e) any other material event other than as set forth in the foregoing clauses (a)-(d) related to the Development or commercialization of Licensed Products. Ophthotech and, to the extent Archemix Develops and/or commercializes any Licensed Product, Archemix, shall notify one another in writing of all information coming to their attention regarding Adverse Events, Serious Adverse Events and/or Unexpected Adverse Events related to, or reasonably likely to be related to, any Licensed Product, regardless of the origin of such information and, for the avoidance of doubt, including such information coming to their attention through journal publications and other media. Notifications of Serious Adverse Events and Unexpected Adverse Events shall be given contemporaneously with notifications of such Serious Adverse Events or Unexpected Adverse Events to any regulatory authority, including the FDA or any Foreign Regulatory Authority. In addition, Ophthotech shall provide Archemix with periodic (not more frequently than [**]) telephone updates as to Adverse Events, Serious Adverse Events and/or Unexpected Adverse Events related to any Licensed Product, to the extent reasonably requested by Archemix. Notifications of all other Adverse Events shall be provided [**], with the information provided in each [**] notification to be current to within [**] days prior to the date of such notification.

3.4 Manufacturing. Ophthotech shall be solely responsible, at its expense, for the conduct of all chemistry, manufacture and control activities with respect to Licensed Products.

ARTICLE 4 PAYMENTS AND ROYALTIES

4.1 Initial Fees.

4.1.1 License Fee. In consideration for the rights granted to Ophthotech hereunder, Ophthotech hereby agrees to pay Archemix an upfront license fee in the amount of [**] Dollars (U.S. $[**]) payable within [**] days after the Original Agreement Date by wire transfer of immediately available funds, which payment shall be non-refundable and non-creditable. Archemix acknowledges and agrees that Ophthotech has fulfilled its obligations under this Section 4.1.1 prior to the Restatement Date, and no further payment shall be due with respect thereto following the Restatement Date.

4.1.2 Equity.

(a) Initial Equity Issuance. In consideration for the rights granted to Ophthotech hereunder, Ophthotech hereby agrees to deliver to Archemix, concurrently with the closing by Ophthotech of its equity financing involving the issuance of shares of Series A Preferred Stock, $.001 par value per share (the “Series A Financing”), that number of shares of Junior Preferred Stock, $.001 par value per share (the “Junior Preferred Shares”) as shall equal the result obtained by dividing Two Million Dollars (U.S. $2,000,000) by the purchase price per share of the shares issued to the Series A Investors in the Series A Financing, on the terms and subject to the conditions set forth in the stock purchase agreement (the “Stock Purchase Agreement”) to be negotiated and executed by the investors in the Series A Preferred Financing (the “Series A Investors”). In connection therewith, Ophthotech acknowledges and agrees that Archemix, as a holder of Junior Preferred Shares, shall receive all of the rights and preferences granted by Ophthotech to the Series A Investors in the Series A Financing (the “Series A Rights”); provided, that, notwithstanding anything to the contrary in this Agreement or in the Stock Purchase Agreement or in any other agreement among Ophthotech and the Series A Investors, (a) Archemix shall not be obligated, in connection with its purchase of the Junior Preferred Shares, to provide any additional funding to Ophthotech, whether through a mandatory participation right in subsequent financings or similar obligation, in order to retain the benefit of all of the Series A Rights, (b) Archemix shall not be entitled to designate a representative to serve on Ophthotech’s board of directors or to attend board of directors meeting as an observer and (c) at any time when the Junior Preferred Shares are outstanding, Ophthotech shall not amend, waive, alter or repeal any provision of its certificate of incorporation in a manner that adversely affects the powers, preferences or rights of the Junior Preferred Shares without the approval of a majority of the then outstanding Junior Preferred Shares consenting or voting separately as a class; except as otherwise stated in this clause (c) the Junior Preferred Shares shall be voted in the same manner as the majority of shares of Series A Preferred Stock voting on any such decision on which the Junior Preferred Shares are entitled to vote. Archemix acknowledges and agrees that Ophthotech has fulfilled its obligations to issue the Junior Preferred Shares under this Section 4.1.2(a) prior to the Restatement Date.

(b) Subsequent Equity Issuance. In consideration for the licenses for the Expanded Field granted to Ophthotech hereunder and under the PDGF License Agreement, Ophthotech shall issue to Archemix and/or its designee an aggregate of 500,000 shares of Series B-1 Preferred Stock, $0.001 par value per share (the “Subsequent Shares”), on the terms and subject to the conditions set forth in the Series B-1 Preferred Stock Purchase Agreement of even date herewith. In connection therewith, Ophthotech has amended and restated its Certificate of Incorporation, on or prior to the date hereof, to provide for the terms, rights, powers and preferences of the Subsequent Shares, and the qualifications and limitations with respect thereto, as stated or expressed therein. In addition, Ophthotech and Archemix, together with certain other stockholders of Ophthotech, have entered into as of the date hereof amendments to the Second Amended and Restated Investors’ Rights Agreement, the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement, in each case dated as of December 11, 2009, to provide for certain other rights and obligations with respect to the Subsequent Shares. For the avoidance of doubt, the Subsequent Shares issued pursuant to this Section 4.1.2(b) shall satisfy Ophthotech’s obligations to issue to Archemix Series B-1 Preferred Stock under both this Agreement and the PDGF License Agreement (i.e., Ophthotech’s aggregate obligation to issue Series B-1 Preferred Stock under this Agreement and the PDGF License Agreement is to issue 500,000 shares of Series B-1 Preferred Stock in accordance with Series B-1 Preferred Stock Purchase Agreement).

4.2 Payment of Royalties; Royalty Rates; Minimum Royalties

4.2.1 Royalty Payments.

(a) In consideration for the rights granted to Ophthotech hereunder, Ophthotech shall pay Archemix a royalty during the Royalty Term based on Annual Net Sales of all Licensed Products sold by Ophthotech and its Affiliates, at the following rates:

Annual Net Sales (US$)	Royalty (%)

$[**]	[**	]%

Greater than $[**]	[**	]%

By way of example, if Annual Net Sales were equal to $[**], the royalty due would be equal $[**], which is calculated as $[**].

(b) On a Licensed Product-by-Licensed Product and country-by-country basis, the royalty rate applicable to Net Sales of a Licensed Product made in any country during any portion of the Royalty Term outside of the Legal Exclusivity Period for such Licensed Product in such country shall be reduced to [**] percent ([**]%) of the royalty rates otherwise applicable to such Net Sales under Section 4.2.1(a).

4.2.2 Competitive Generic Licensed Product. In the event that one or more Third Parties sells a Generic Product (as defined below) in a country in which a Licensed Product is then being sold, then during any Calendar Quarter in which sales of Generic Products by all such Third Parties are equal to at least [**] percent ([**]%) of Ophthotech’s volume-based market share of the Licensed Product in such country (as measured by prescriptions or other similar information available in such country), the applicable payments in effect with respect to such Licensed Product in such country as specified in Sections 4.2.1 and/or 4.3.1 shall be reduced to [**] percent ([**]%) of the rates otherwise applicable under Sections 4.2.1(a) and/or 4.3.1(a). Notwithstanding the foregoing, the royalty rate reductions specified in the foregoing sentence shall cease, and the otherwise applicable royalty rates shall be reinstated, on the first day of the Calendar Quarter immediately following the Calendar Quarter in which sales of such Generic Products account for less than [**] percent ([**]%) of Ophthotech’s volume-based market share in such country. For purposes of this Section 4.2.2, a “Generic Product” means a pharmaceutical product that is a “pharmaceutical equivalent” or “pharmaceutical alternative” (as those terms are used in the Approved Drug Products with Therapeutic Equivalence Evaluations (a.k.a. the Orange Book) published by the FDA Center for Drug Evaluation and Research or any successor publication) with respect to the Licensed Product.

4.2.3 Third Party License Fee Offset. In the event that in any Royalty Term, Ophthotech, in order to exploit the license granted to it under Section 2.1 of this Agreement in any country, actually makes royalty, milestone or other license fee payments to one or more Third Parties (“Third Party Payments”) as consideration for a license to Patent Rights, in settlement of litigation or arbitration regarding the infringement of such Patent Rights, or in satisfaction of a litigation or arbitration judgment or award for infringement of such Patent Rights, that cover the use, offer for sale, sale or importation in such country of the Anti-C5 Aptamer portion of the Licensed Product or that cover the PEG portion of ARC 1905 (as set forth in Schedule 1) or the use of such PEG portion in the manufacture of ARC 1905, then Ophthotech shall have the right to reduce the royalty payments otherwise due to Archemix pursuant to Sections 4.2.1 and 4.3.1 for such Licensed Product by [**] percent ([**]%) of such Third Party Payments. Notwithstanding the foregoing provisions of this Section 4.2.3, in no event will the royalties due for any Licensed Product in any country be reduced to less than [**] percent ([**]%) of the royalties otherwise payable pursuant to Section 4.2.1 and Section 4.3.1; provided that if in any Calendar Quarter this sentence prevents Ophthotech from reducing any royalty payment by the full amount of the reduction to which Ophthotech is otherwise entitled under this Section 4.2.3, Ophthotech shall be entitled to carry forward any amount that it was prevented from deducting in such Calendar Quarter for deduction in the immediately subsequent Calendar Quarter. Notwithstanding the foregoing, Ophthotech shall be solely responsible for, and the royalties payable to Archemix pursuant to Section 4.2.1 and Section 4.3.1 shall not be reduced by, the amounts that Ophthotech pays in consideration of the sublicense, under Archemix’s license from Isis Pharmaceuticals, Inc. (“Isis”) with respect to Patent Rights owned or Controlled by Isis and licensed to Archemix, granted by Archemix to Ophthotech pursuant to the Sublicense Agreement between Archemix and Ophthotech, dated May 15, 2008, as amended and/or restated (as so amended and/or restated, the “Isis Sublicense Agreement”).

4.2.4 Maximum Offset. Notwithstanding the provisions of the foregoing Sections 4.2.1(b), 4.2.2 and 4.2.3, in no event will the royalties due for any Licensed Product in any country be reduced to less than [**] percent ([**]%) of the rates specified in Sections 4.2.1(a) or 4.3.1(a).

4.3 Sublicense Royalties; Sublicense Income.

4.3.1 Royalties.

(a) In consideration for the rights granted to Ophthotech hereunder, Ophthotech shall pay Archemix a royalty during the Royalty Term equal to [**] percent ([**]%) of Net Sales of all Licensed Products sold by Sublicensees.

(b) On a Licensed Product-by-Licensed Product and country-by-country basis, the royalty rate applicable to Net Sales of a Licensed Product sold by a Sublicensee made during any portion of the Royalty Term outside of the Legal Exclusivity Period for such Licensed Product in such country shall be reduced to [**] percent ([**]%) of the royalty rate otherwise applicable to such Net Sales under Section 4.3.1(a).

4.3.2 Non-Royalty Income. Subject to the crediting of milestone payments made by Ophthotech permitted under clause (a) of Section 4.4.2, in consideration for the rights granted to Ophthotech hereunder, during the Non-Royalty Term, Ophthotech shall pay Archemix an amount equal to [**] percent ([**]%) of all Sublicense Income (“Sublicense Income Payments”); provided, that, on a Licensed Product-by-Licensed Product and country-by-country basis, such obligation shall continue after the end of the applicable Royalty Term unless Ophthotech is able to reasonably demonstrate to Archemix in writing that such Sublicense Income was paid to Ophthotech solely in consideration for sublicenses under Technology and/or Patent Rights other than the Licensed Technology and/or the Licensed Patent Rights.

4.4 Milestone Payments.

4.4.1 Payment. In consideration for the rights granted to Ophthotech and/or its Sublicensees hereunder, Ophthotech shall make the following payments to Archemix on a Licensed Product-by-Licensed Product basis within [**] days after the initial occurrence of each of the following events by Ophthotech, its Affiliates and/or its Sublicensees:

4.4.2 Regulatory Milestones:

Event	Payment (US$)

[**].	$	[**	]

[**].	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

Event	Payment (US$)

[**]	$	[**	]

[**]	$	[**	]

[**]	$	[**	]

The foregoing milestone payment obligations under this Section 4.4.2 shall be subject to the following: (a) all milestone payments paid by Ophthotech under this Section 4.4.2 as a result of the achievement of a milestone event by any Sublicensee of Ophthotech shall be fully creditable by Ophthotech against any Sublicense Income Payments payable by Ophthotech pursuant to Section 4.3.2 with respect to such Sublicensee and (b) [**] and (ii) [**] all other milestone payments for subsequent milestone events shall be due and payable by Ophthotech.

4.4.3 Sales Milestones. In addition to the milestone payments contemplated by Section 4.4.2 above, Ophthotech shall make each of the following one-time payments during the Royalty Term to Archemix within [**] days after the first occurrence of the corresponding milestone event for Annual Net Sales of all Licensed Product for all Indications in the Ophthalmic Field sold by Ophthotech, its Affiliates or Sublicensees, in the aggregate in any Calendar Year:

Milestone Event (US$)	Milestone Payment (US$)

Annual Net Sales greater than $[**]	$	[**	]

Annual Net Sales greater than $[**]	$	[**	]

For purposes of determining when sales milestones are achieved under this Section 4.4.3, Net Sales shall be calculated each Calendar Quarter in the currency in which such Net Sales were achieved by Ophthotech, its Affiliates or Sublicensees and will be translated quarterly into United States dollars in accordance with Section 4.5.3 hereof. Each Calendar Quarter’s calculated Net Sales in United States dollars will then be added to cumulative Net Sales total for all previous Calendar Quarter(s) during such Calendar Year. When such a sales milestone has been achieved will be determined as of the last day of each Calendar Quarter, and payment of sales milestone payments will be made within [**] calendar days following such date. For the avoidance of doubt, the maximum aggregate amount payable by Ophthotech to Archemix pursuant to this Section 4.4.3 shall be $35,000,000. If the aggregate Annual Net Sales of all Licensed Products as set forth above exceeds, for the first time, both the $[**] and the $[**] milestones in a single Calendar Year, both milestone payments shall be due (i.e., a total payment of $35,000,000 shall be due).

4.4.4 Skipped Milestones. If at the time any given milestone payment set forth in Section 4.4.2 is due, one or more preceding milestone payments for logically antecedent milestones have not been paid, then such unpaid antecedent milestone payments shall be paid at such time as well. For example, if at the time [**] milestone payment shall be paid at such time as well.

4.4.5 Determination that Payments are Due. In the event that Archemix reasonably believes any milestone payment is due pursuant to Section 4.4.1 or 4.4.3 in spite of not having received notice from Ophthotech, it shall so notify Ophthotech and shall provide to Ophthotech the data and information supporting its belief that the conditions for payment have been achieved. If Ophthotech does not acknowledge that such milestone payment is due within [**] days after receipt of the data and information from Archemix, then either Party may submit such dispute for resolution pursuant to the provisions of Section 10.2.2 by providing written notice to the other Party.

4.5 Payments for C5 Rights Transfer Transactions.

4.5.1 C5 Rights Transfer Transaction. If a C5 Rights Transfer Transaction occurs, then Ophthotech shall make the following payments to Archemix:

(a) the greater of (A) $[**] or (B) [**] percent ([**]%) of any upfront payment paid by the Third Party acquirer, sublicensee or other transferee upon the consummation of such transaction, provided that, if the amount paid by Ophthotech to Archemix pursuant to this clause (a) is more than [**] percent ([**]%) of the upfront payment paid by the Third Party acquirer, sublicensee or other transferee, then the excess of such payment amount over [**] percent ([**]%) of the upfront payment paid by the Third Party acquirer, sublicensee or other transferee shall be credited against any subsequent payment obligations otherwise owed by Ophthotech to Archemix pursuant to this Section 4.5.1; plus

(b) subject to any crediting described in clause (a) above, if the upfront payment paid by the Third Party acquirer, sublicensee or other transferee is less than $[**] percent ([**]%) of any milestone payments paid by the Third Party acquirer, sublicensee or other transferee, other than sales milestone payments that are payable for attaining Licensed Product sales levels solely to the extent such sales milestone payments are (i) consistent in type and amount with the practice of similarly-sized companies within the biotechnology industry for products that are of an equivalent stage of development and of similar market potential as the Licensed Product and (ii) negotiated in good faith by Ophthotech and such Third Party (“Non-Sales-Based Milestone Payments”) until the aggregate of the upfront payment and the Non-Sales-Based Milestone Payments paid by the Third Party acquirer reach $[**]; plus

(c) subject to any crediting described in clause (a) above, [**] percent ([**]%) of any Non-Sales-Based Milestone Payments paid by the Third Party acquirer, sublicensee or other transferee after the aggregate of the upfront payment and the Non-Sales-Based Milestone Payments paid by the Third Party acquirer, sublicensee or other transferee reach $[**].

The foregoing provisions of this Section 4.5.1 are subject to the following: (u) if the C5 Rights Transfer Transaction is also a PDGF Rights Transfer Transaction (as such term is defined in the PDGF License Agreement), then the provisions of Section 4.5.2 below (and not the provisions of this Section 4.5.1) shall apply to such C5 Rights Transfer Transaction; (v) if more than one C5 Rights Transfer Transaction to which this Section 4.5.1 applies occurs, then the upfront payment paid by the Third Party acquirer, sublicensee or other transferee in the first such transaction shall be deemed to be the upfront payment to which clause (a) above applies, and the upfront payment paid by the Third Party acquirer, sublicensee or other transferee in any subsequent C5 Rights

Transfer Transaction to which this Section 4.5.1 applies shall be deemed a milestone payment; (w) subject to the foregoing clause (v), the upfront and Non-Sales-Based Milestone Payments paid by the Third Party acquirers, sublicensees and other transferees in all C5 Rights Transfer Transactions to which this Section 4.5.1 applies shall be aggregated for purposes of determining the payments due under this Section 4.5.1; (x) if any part of the otherwise applicable consideration payable in any C5 Rights Transfer Transaction to which this Section 4.5.1 applies is placed in escrow, contingent or subject to an earn-out or other similar arrangement, such consideration shall not be considered in determining payments owed to Archemix under this Section 4.5.1, and no payment shall be made by Ophthotech to Archemix in respect thereof, until such amounts are actually paid and released; and (y) if the Third Party acquirer, sublicensee or other transferee in any C5 Rights Transfer Transaction to which this Section 4.5.1 applies makes payments to support or fund future research and development activities to be undertaken by Ophthotech or its Affiliates pursuant to a budget for sponsored research which has been agreed to with the Third Party and based on full-time equivalent or other cost-accounting methodologies that are consistent with then current industry practices, such funding shall not be considered in determining payments owed to Archemix under this Section 4.5.1, and no payment shall be made by Ophthotech to Archemix in respect thereof.

4.5.2 Combined Rights Transfer Transactions. If a C5 Rights Transfer Transaction occurs that is also a PDGF Rights Transfer Transaction, then Ophthotech shall make the following payments to Archemix with respect to such C5 Rights Transfer Transaction and Ophthotech shall make no payments to Archemix with respect thereto under the PDGF License Agreement.

(a) the greater of (A) $[**] or (B) [**] percent ([**]%) of any upfront payment paid by the Third Party acquirer, sublicensee or other transferee upon the consummation of such transaction, provided that, if the amount paid by Ophthotech to Archemix pursuant to this clause (a) is more than [**] percent ([**]%) of the upfront payment paid by the Third Party acquirer, sublicensee or other transferee, then the excess of such payment amount over [**] percent ([**]%) of the upfront payment paid by the Third Party acquirer, sublicensee or other transferee shall be credited against any subsequent payment obligations otherwise owed by Ophthotech to Archemix pursuant to this Section 4.5.2; plus

(b) subject to any crediting described in clause (a) above, if the upfront payment paid by the Third Party acquirer, sublicensee or other transferee is less than $[**] percent ([**]%) of any Non-Sales-Based Milestone Payments paid by the Third Party acquirer, sublicensee or other transferee until the aggregate of the upfront payment and the Non-Sales-Based Milestone Payments paid by the Third Party acquirer reach $[**]; plus

(c) subject to any crediting described in clause (a) above, [**] percent ([**]%) of any Non-Sales-Based Milestone Payments paid by the Third Party acquirer, sublicensee or other transferee after the aggregate of the upfront payment and the Non-Sales-Based Milestone Payments paid by the Third Party acquirer, sublicensee or other transferee reach $[**].

The foregoing provisions of this Section 4.5.2 are subject to the following: (v) if more than one C5 Rights Transfer Transaction to which this Section 4.5.2 applies occurs, then the upfront payment paid by the Third Party acquirer, sublicensee or other transferee in the first such transaction shall be deemed to be the upfront payment to which clause (a) above applies, and the upfront payment paid by the Third Party acquirer, sublicensee or other transferee in any subsequent C5 Rights Transfer Transaction to which this Section 4.5.2 applies shall be deemed a milestone payment; (w) subject to the foregoing clause (v), the upfront and Non-Sales-Based Milestone Payments paid by the Third Party acquirers, sublicensees and other transferees in all C5 Rights Transfer Transactions to which this Section 4.5.2 applies shall be aggregated for purposes of determining the payments due under this Section 4.5.2; (x) if any part of the otherwise applicable consideration payable in any C5 Rights Transfer Transaction to which this Section 4.5.2 applies is placed in escrow, contingent or subject to an earn-out or other similar arrangement, such consideration shall not be considered in determining payments owed to Archemix under this Section 4.5.2, and no payment shall be made by Ophthotech to Archemix in respect thereof, until such amounts are actually paid and released; and (y) if the Third Party acquirer, sublicensee or other transferee in any C5 Rights Transfer Transaction to which this Section 4.5.2 applies makes payments to support or fund future research and development activities to be undertaken by Ophthotech or its Affiliates pursuant to a budget for sponsored research which has been agreed to with the Third Party and based on full-time equivalent or other cost-accounting methodologies that are consistent with then current industry practices, such funding shall not be considered in determining payments owed to Archemix under this Section 4.5.2, and no payment shall be made by Ophthotech to Archemix in respect thereof.

4.5.3 Multiple Payments. If any upfront payment or Non-Sales-Based Milestone Payment amount in respect of a C5 Rights Transfer Transaction is also a payment amount as to which Ophthotech owes Archemix a Sublicense Income Payment pursuant to Section 4.3.2, then the amount of such Sublicense Income Payment shall be excluded from the provisions of this Section 4.5. For example, if [**] percent ([**]%) of an upfront payment amount received in a C5 Rights Transfer Transaction were paid to Archemix pursuant to Section 4.3.2 of this Agreement, then only the remaining [**] percent ([**]%) of such payment would be considered for purposes of determining Ophthotech’s payment obligations to Archemix under this Section 4.5.

4.5.4 Extension of C5 Expanded License Term. Ophthotech shall have the right to extend the C5 Expanded License Term for, subject to Section 9.2.4, the balance of the Term (the “Term Extension Option”) upon written notice by Ophthotech to Archemix of Ophthotech’s exercise of such Term Extension Option and payment to Archemix of $[**] (the “Extension Fee”) on or before June 30, 2013; provided that, if Ophthotech exercises the Term Extension Option and pays the Extension Fee, the amount of the Extension Fee shall thereafter be creditable against the first $[**] of payments, if any, that thereafter become payable by Ophthotech to Archemix pursuant to Section 4.5.1 or 4.5.2.

4.6 Payment Terms.

4.6.1 Payment of Royalties, Milestones and Sublicense Income Payments. Unless otherwise expressly provided, Ophthotech shall make any milestone, license, royalty payments and Sublicense Income Payments owed to Archemix pursuant to Sections 4.2, 4.3 and 4.4 in arrears, within [**] days from the end of the Calendar Quarter in which such payment accrues. For purposes of determining when a sale of any Licensed Product occurs under this

Agreement, the sale shall be deemed to occur in accordance with generally accepted accounting principles. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the Calendar Quarter covered by such statement, specifying: (v) the gross sales (if available) and Net Sales in each country’s currency; (w) the applicable royalty rate under this Agreement; (x) an accounting of deductions taken in the calculation of Net Sales made in the United States and in any other country in which such accounting is reasonably available; (y) the applicable exchange rate to convert from each currency other than United States dollars to United States dollars under this Section 4.6; and (z) the royalties payable in United States dollars. Each Sublicense Income Payment shall be accompanied by a report specifying: (x) the aggregate amount of all payments received by Ophthotech or its Affiliates from sublicenses granted hereunder; (y) all exclusions of such payment amounts from Sublicense Income made pursuant to Section 1.61; and (z) the Sublicense Income Payments payable in United States dollars.

4.6.2 Payment of Payments for C5 Rights Transfer Transactions. Ophthotech shall pay to Archemix, within [**] days after receipt of a C5 Rights Transfer Transaction payment with respect to which a payment obligation set forth in Section 4.5 applies, each payment obligation pursuant to Section 4.5.

4.6.3 Overdue Payments. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Article 4 shall bear interest at a rate of [**] percent ([**]%) per month from the due date until paid in full; provided, that, in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Archemix to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4.6.4 Accounting. All references to “dollars” or “$” herein mean United States dollars. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the applicable Calendar Quarter. If The Wall Street Journal ceases to be published or if the Parties agree otherwise, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.6.5 Withholding Taxes; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Ophthotech shall make any applicable withholding payments due on behalf of Archemix and shall provide Archemix upon request with such written documentation regarding any such payment available to Ophthotech relating to an application by Archemix for a foreign tax credit for such payment with the United States Internal Revenue Service.

4.6.6 Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Ophthotech or its Affiliates or Sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to Archemix, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Archemix in a recognized banking institution designated by Archemix or, if none is designated by Archemix within a period of [**] days, in a recognized banking institution selected by Ophthotech or its Affiliate or Sublicensee, as the case may be, and identified in a notice in writing given to Archemix.

4.7 Records Retention; Review.

4.7.1 Records; Audit. Ophthotech and its Affiliates and Sublicensees shall keep and maintain complete and accurate records (a) of gross sales, Net Sales, and Sublicense Income received by Ophthotech and its Affiliates and Sublicensees of each Licensed Product and (b) relating to C5 Rights Transfer Transaction payments with respect to which the payment obligations set forth in Section 4.5 apply, in each case ((a) and (b)) for [**] years from the date of each applicable payment to Archemix and in sufficient detail to allow the amount of such payment to be determined accurately. Archemix shall have the right for a period of [**] years after receiving any such payment to appoint at its expense an independent certified public accountant reasonably acceptable to Ophthotech to audit the relevant records of Ophthotech and its Affiliates and Sublicensees to verify that the amount of such payment was correctly determined. Ophthotech and its Affiliates and Sublicensees shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [**] days written notice from Archemix, solely to verify that payments hereunder were correctly determined. Such audit right shall not be exercised by Archemix more than [**] in any Calendar Year, more than [**]with respect to sales of a particular Licensed Product in a particular period, or more than [**]with respect to any C5 Rights Transfer Transaction payment. All records made available for audit shall be deemed to be Confidential Information of Ophthotech or its Affiliates or Sublicensees, as applicable. In the event there was an underpayment by Ophthotech hereunder, Ophthotech shall promptly (but in any event no later than [**] days after such shortfall is finally determined) make payment to Archemix of any shortfall. Archemix shall bear the full cost of such audit unless such audit discloses an underreporting by Ophthotech of more than [**]percent ([**]%) of the aggregate amount payable in any Calendar Year, in which case Ophthotech shall reimburse Archemix for all costs incurred by Archemix in connection with such audit. If either Party disputes the results of any such audit, then it may submit such matter for resolution pursuant to Section 10.2.2; provided that the Party not prevailing in such arbitration shall reimburse the other Party for [**] percent ([**]%) of the costs and expenses (including attorneys’ fees) incurred by such other Party in connection with the conduct of such arbitration (including without limitation the Expert’s fees and any administrative fees of such arbitration).

4.7.2 Other Parties. Ophthotech shall include in any agreement with its Affiliates or Sublicensees terms requiring such party to retain records as required in this Section 4.7 and to permit Archemix to audit such records as required by this Section 4.7.

ARTICLE 5 TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidentiality Obligations. Archemix and Ophthotech each recognizes that the other Party’s Confidential Information constitutes highly valuable assets of such other Party. Archemix and Ophthotech each agrees that, subject to the remainder of this Article 5, it will not disclose, and will cause its Affiliates and sublicensees not to disclose, any Confidential

Information of the other Party and it will not use, and will cause its Affiliates and sublicensees not to use, any Confidential Information of the other Party except as expressly permitted hereunder; provided, that, such obligations shall apply during the Term and for an additional [**] years thereafter.

5.2 Limited Disclosure and Use. Archemix and Ophthotech each agrees that disclosure of its Confidential Information may be made by the other Party to any employee, consultant, contractor, Affiliate or Sublicensee of such other Party to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations as described in Section 5.3. In addition, Archemix and Ophthotech each agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted sublicense of such other Party’s rights hereunder, (ii) collaboration with an Archemix Collaborative Partner, subject to written obligations of confidentiality substantially similar to those of Archemix hereunder, (iii) debt or equity financing of such other Party or (iv) transfer or sale of all or substantially all of such Party’s assets or business or in the event of its merger, consolidation, change in control or similar transaction and (c) for any other purpose with the other Party’s written consent, not to be unreasonably withheld, conditioned or delayed. In addition, each Party agrees that the other Party may disclose such Party’s Confidential Information as required by Applicable Laws; provided, that, in the case of any such disclosure, the disclosing Party shall (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

5.3 Employees and Consultants. Ophthotech and Archemix each hereby represent that all of its employees, consultants and contractors, and all of the employees, consultants and contractors of its Affiliates and sublicensees (including, without limitation, Sublicensees), who have access to Confidential Information of the other Party are or will, prior to their participation or access, be bound by written obligations to maintain such Confidential Information in confidence and not to use such information except as expressly permitted hereunder. Each Party agrees to use, and to cause its Affiliates and sublicensees (including, without limitation, Sublicensees) to use, reasonable efforts to enforce such obligations.

5.4 Publicity. The Parties acknowledge and agree that (a) the terms of this Agreement constitute Confidential Information of each Party and may only be disclosed (i) as permitted by Section 5.2, (ii) to investment bankers, investors, and potential investors, lenders and potential lenders and other sources and other potential sources of financing, licensees and potential licensees, acquirers or merger partners and potential acquirers or merger partners, and (iii) or in the case of Archemix, Gilead and University License Equity Holdings, Inc.; and (b) a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by Applicable Laws; provided, that, in connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, which comments shall be reasonably considered by the filing Party. Notwithstanding anything to the contrary in Section

5.1, except as required by Applicable Laws, neither Party shall issue a press or news release or make any similar public announcement related to this Agreement without the prior written consent of the other Party; provided, that, notwithstanding the foregoing, (x) Ophthotech, its Affiliates and Sublicensees shall be expressly permitted to publicly announce at any time the status of their Development and commercialization activities relating to Licensed Products, (y) Archemix may publicly announce the occurrence of any milestone event described in Section 4.4 upon [**] days’ prior written notice to Ophthotech, and (z) either Party shall be entitled to include in press and news releases and other public announcements information related to this Agreement that has previously been publicly announced in accordance with this Section 5.4.

ARTICLE 6 INTELLECTUAL PROPERTY RIGHTS AND PROVISIONS CONCERNING THE FILING, PROSECUTION, MAINTENANCE AND ENFORCEMENT OF PATENT RIGHTS

6.1 Archemix Intellectual Property Rights. Archemix shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Licensed Technology and Licensed Patent Rights.

6.2 Licensed Patent Rights. Archemix, acting through patent counsel or agents of its choice, shall be solely responsible, at its sole cost and expense, for the preparation, filing, prosecution and maintenance of the Licensed Patent Rights other than the Complement-Specific Patent Rights. Following the Restatement Date, Ophthotech, acting through patent counsel or agents of its choice, shall, subject to the remainder of this Section 6.2, be solely responsible, at its sole cost and expense, to prepare, file, prosecute and maintain in Archemix’s name the Complement-Specific Patent Rights. Ophthotech will reimburse Archemix for all of its out-of-pocket and attorneys fees, expenses, official fees and all other charges incident to the preparation, filing, prosecution and maintenance of the Anti-C5 Aptamer-Specific Patent Rights, including any interference or opposition proceedings (such fees, collectively, “Licensed Patent Right Fees”), in the jurisdictions set forth on Exhibit B (each, a “Mandatory Jurisdiction”) and in any other jurisdictions mutually agreed by the Parties prior to the Restatement Date (each, an “Optional Jurisdiction”) accumulated on or after the Original Agreement Date and before the Restatement Date, within [**] days after Ophthotech’s receipt of invoices from Archemix and/or Archemix’s outside patent counsel for such Licensed Patent Right Fees; provided further, that, such invoice(s) are issued within [**] days after the Restatement Date. In the event that Ophthotech determines not to file or to abandon any Complement-Specific Patent Right in any jurisdiction, Ophthotech shall notify Archemix sufficiently in advance so that Archemix can, without any loss of rights, file, prosecute and maintain such Complement-Specific Patent Right (“Abandoned Patent Right”) in Archemix’s name in such jurisdiction; provided, that, Ophthotech will reimburse Archemix for all of its Licensed Patent Right Fees on or after the date of such notice from Ophthotech incident to the preparation, filing, prosecution and maintenance of any Abandoned Patent Right that is an Anti-C5 Aptamer-Specific Patent Right, including any interference or opposition proceedings, in any Mandatory Jurisdiction or any Optional Jurisdiction, within [**] days after Ophthotech’s receipt of invoices from Archemix and/or Archemix’s outside patent counsel for such Licensed Patent Right Fees. Ophthotech may elect not to pay such amounts with respect to (a) any particular Anti-C5 Aptamer-Specific Patent Right in any Optional Jurisdiction upon [**] days prior written notice to Archemix and (b) any particular Anti-C5 Aptamer-Specific Patent Right in any Mandatory Jurisdiction that are not listed on Exhibit A as of the Restatement Date (subject to the next sentence of this Section 6.2) upon [**] days prior written notice to Archemix, in which event such Anti-C5 Aptamer-Specific Patent Right shall thereafter be excluded from the Licensed Patent Rights. For purposes of clarity, the Anti-C5 Aptamer-Specific Patent Rights listed on Exhibit A as of the Restatement Date shall be deemed to include, for purposes of the immediately preceding sentence of this Section 6.2, the Patent Rights listed on Exhibit A attached hereto and all divisionals, nationalization filings, continuations (excluding continuations-in-part) thereof, all reissues, reexaminations, renewals and extensions thereof, and supplementary protection certificates therefor, and all foreign equivalents of any of the foregoing filed with respect to such Patent Rights at any time on or after the Original Agreement Date and prior to the end of the Term, in each case in any Mandatory Jurisdiction.

6.3 Infringement.

6.3.1 Notice. In the event during the Term that either Party becomes aware of (i) any possible infringement of any Licensed Patent Rights or (ii) the submission by any Third Party of an abbreviated new drug application under the Hatch-Waxman Act for a product that includes an aptamer covered by Anti-C5 Aptamer-Specific Patent Rights (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

6.3.2 Infringement Action. Ophthotech shall have the first right, at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened Infringement of the Anti-C5 Aptamer-Specific Patent Rights in the Field. Ophthotech shall determine whether to exercise such first right in its discretion, which discretion Ophthotech shall exercise in a manner consistent with Ophthotech’s obligations under Section 3.1.2(a). Archemix shall have the right, at its own expense, to be represented in any such action by Ophthotech by counsel of Archemix’s own choice; provided, that, under no circumstances shall the foregoing affect the right of Ophthotech to control the suit as described in the first sentence of this Section 6.3.2. If Ophthotech does not file any action or proceeding against any such Infringement within [**] months after the later of (i) Ophthotech’s notice to Archemix under Section 6.3.1 above, (ii) Archemix’s notice to Ophthotech under Section 6.3.1 above or (iii) a written request from Archemix to take action with respect to such infringement, then Archemix shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3.2, shall be applied as follows:

(a) first, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action; and

(b) second, [**] percent ([**]%) of any remaining amount shall be retained by the Party bringing such suit or proceeding or taking such other legal action and [**] percent ([**]%) shall be paid to the other Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, that, neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder. Notwithstanding the foregoing, if Ophthotech declines to bring any such action or proceeding hereunder, Ophthotech may decline to be joined as a party plaintiff or to assist Archemix in any such action or proceeding if Ophthotech reasonably determines that being joined to or assisting in such action or proceeding presents a significant risk of liability under applicable antitrust laws.

6.3.3 Effect of Challenge. In further consideration of Archemix’s grant of the licenses hereunder and except to the extent the following is unenforceable under the Applicable Laws of a particular jurisdiction where a patent application within the Licensed Patent Rights is pending or a patent within the Licensed Patent Rights issued, in the event that Ophthotech, its Affiliates and/or Sublicensees (a) determines to initiate a Challenge or Ophthotech, its Affiliates and/or Sublicensees determines to assist a Third Party in initiating a Challenge, Ophthotech will provide written notice to Archemix at least [**] days prior thereto, which notice will include an identification of all prior art it believes invalidates any claim of the Licensed Patent Rights; and (b) initiates a Challenge or assists a Third Party in initiating a Challenge, (i) the exclusive licenses granted by Archemix to Ophthotech hereunder shall, at the option of the Archemix and upon written notice to Ophthotech, be converted into non-exclusive licenses as of the date of such notice, (ii) should the outcome of such Challenge determine that any claim of the Licensed Patent Rights that is the subject of the Challenge is valid or enforceable, the royalty rates set forth in Sections 4.2 and 4.3 shall be increased by [**] percentage points (e.g., a royalty rate of [**] percent ([**]%) shall be increased to [**] percent ([**]%)) and (iii) should the outcome of any Challenge determine no claim of the Licensed Patent Rights Challenged by Ophthotech, its Affiliates and/or Sublicensees is valid or enforceable, Ophthotech, its Affiliates and/or Sublicensees shall continue to pay royalties based on Net Sales of Licensed Products sold in the Territory at the rate of [**] percent ([**]%) until the last day of the Royalty Term for such Licensed Product notwithstanding such determination. For the avoidance of doubt, a Challenge shall not constitute a breach of this Agreement.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES; COVENANT REGARDING THIRD PARTY AGREEMENTS

7.1 Mutual Representations and Warranties. Archemix and Ophthotech each represents and warrants to the other, as of the Restatement Date, as follows:

7.1.1 Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

7.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

7.1.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

7.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

7.2 Acknowledgment of Ophthotech. Ophthotech acknowledges that the licenses granted to Ophthotech hereunder are subject to certain limitations and restrictions set forth in the Archemix-Gilead License Agreement as provided by Archemix to Ophthotech prior to the Original Agreement Date and agrees that Ophthotech shall comply with such limitations and restrictions.

7.3 Additional Representations and Warranties.

7.3.1 Archemix represents and warrants to Ophthotech that Archemix has the right to grant the license granted to Ophthotech on the terms set forth herein;

7.3.2 Archemix represents and warrants to Ophthotech that, except as previously disclosed to Ophthotech, as of the Restatement Date and with no further duty to update (except as otherwise stated):

(a) to its Knowledge, there is no litigation pending or threatened that alleges that (i) the practice of the SELEX Process and/or the use of SELEX Technology as contemplated by this Agreement infringes the Patent Rights of any Third Party, or (ii) the Licensed Patent Rights are invalid or unenforceable; or (iii) the use of the Licensed Patent Rights or Licensed Technology as contemplated by this Agreement infringes the Patent Rights of any Third Party; and

(b) the Archemix-Gilead License Agreement, as heretofore delivered by Archemix to Ophthotech, represents the complete agreement and understanding between Gilead Sciences, Inc. and Archemix relating to the Licensed Patent Rights which are the subject of the Archemix-Gilead License Agreement; the Archemix-Gilead License Agreement has not been modified, supplemented or amended, other than by amendments thereto provided to Ophthotech prior to the Original Agreement Date; the Archemix-Gilead License Agreement is in full force and effect, all payments to date required to be made thereunder by Archemix have been made, and Archemix is in compliance in all material respects with its obligations thereunder.

7.3.3 Archemix represents and warrants to Ophthotech that, except with respect to Patent Rights that have been cancelled, withdrawn, abandoned or rejected, revoked, held invalid or declared or rendered unpatentable or unenforceable through disclaimer or otherwise, or lost through an interference proceeding, all Licensed Patent Rights (as defined in the Amended Original Agreement) and all Licensed Technology (as defined in the Amended Original Agreement) are Controlled (as defined in this Agreement) by Archemix as of the Restatement Date.

7.4 Archemix Covenants Regarding Archemix-Gilead Agreement. Archemix hereby covenants to promptly notify Ophthotech upon receipt by Archemix or its Affiliates of any notice from Gilead Sciences, Inc. of such party’s intent to (a) terminate Archemix’s rights under the Archemix-Gilead License Agreement or (b) otherwise take any action that would adversely affect Ophthotech’s rights under this Agreement.

ARTICLE 8 INDEMNIFICATION AND INSURANCE

8.1 Indemnification of Archemix by Ophthotech. Ophthotech shall indemnify, defend and hold harmless Archemix, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “Archemix Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Archemix Indemnitees, or any one of them, as a direct result of Third Party claims, suits, actions or demands (collectively, the “Claims”) arising out of (a) the research, development, testing, production, manufacture, supply, promotion, import, sale or use by any Person of any Licensed Product (or any component thereof) manufactured or sold by Ophthotech or any of its Affiliates or Sublicensees or (b) the gross negligence or willful misconduct of Ophthotech or any of its Affiliates or Sublicensees; provided, that, Ophthotech shall have no obligation to indemnify any Archemix Indemnitee for any Claim arising out of the gross negligence or willful misconduct of Archemix or any of its Affiliates.

8.2 Conditions to Indemnification. An Archemix Indemnitee seeking recovery under this Article 8 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to Ophthotech and provided that Ophthotech is not contesting its obligation under this Article 8, shall permit Ophthotech to control any litigation relating to such Claim and the disposition of such Claim (including without limitation any settlement thereof); provided, that, Ophthotech shall not settle or otherwise resolve such Claim without the prior written consent of such Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement includes a full release of the Indemnified Party, in which case Ophthotech may settle or otherwise resolve such Claim without the prior written consent of such Indemnified Party. Each Indemnified Party shall cooperate with Ophthotech in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

8.3 Indemnification of Gilead and UTC by Ophthotech. If and solely to the extent legally required by the Archemix-Gilead License Agreement, Ophthotech shall indemnify, defend and hold harmless Gilead, its Affiliates and UTC and any of their respective directors, officers, employees and agents (each, a “Gilead Indemnitee”), from and against any losses that are incurred by a Gilead Indemnitee as a result of any Claims, to the extent such Claims arise out of the possession, research, development, manufacture, use, offer for sale, sale or other commercialization, distribution, administration, storage or transport, by Ophthotech or its Affiliates or Sublicensees of (a) any Aptamers or Licensed Products, or (b) any other products, services or activities developed by Ophthotech relating to the Licensed Patent Rights, including any Licensed Products or Aptamers.

8.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. NEITHER PARTY MAKES ANY WARRANTIES AS TO THE VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS LICENSED BY SUCH PARTY TO THE OTHER PARTY.

8.5 Limited Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (I) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.5 SHALL LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS.

8.6 Insurance. Ophthotech will, at Ophthotech’s expense, obtain and maintain in full force and effect insurance with respect to the Development and commercialization of Licensed Products in such amount as U.S.-based biopharmaceutical companies customarily maintain with respect to the research, development and commercialization of similar products. Such insurance policy or policies shall name Archemix as an additional named insured, shall be non-cancelable except upon [**] days prior written notice to Archemix, and shall provide that as to any loss covered thereby and also by any policies obtained by Archemix itself, Ophthotech’s policies shall provide primary coverage for Archemix and Archemix’ policies shall be considered excess coverage for Archemix. Ophthotech will forthwith after the obtaining of such insurance required by this Section 8.6, obtain and deliver to Archemix certificates of and copies of, and at all times thereafter deliver without further demand replacement certificates and copies of, all such insurance policies that are in force and effect. Ophthotech’s obligation under this Section 8.6 may be delegated by Ophthotech to a Third Party collaborator of Ophthotech with Archemix’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that, (i) such Third Party collaborator has worldwide annual revenue of at least [**] dollars ($[**]), (ii) such Third Party collaborator maintains either insurance policy(-ies) or a program of self-insurance in such amount as U.S.-based biopharmaceutical companies customarily maintain with respect to the research, development and commercialization of similar products and, if such Third Party collaborator maintains insurance policy(-ies), the insurance policy(-ies) maintained by such Third Party collaborator names Archemix and Ophthotech as additional insureds, (iii) such insurance policy or self-insurance covers (or, if there is more than one such policy, collectively covers) all Licensed Products Developed and/or commercialized by Ophthotech and (iv) in the case of such a self-insurance program, Ophthotech notifies Archemix that such Third Party collaborator has represented the existence of such self-insurance program to Ophthotech, that is consistent with the requirements of this Section 8.6. Any such delegation by Ophthotech to a Third Party collaborator shall not relieve Ophthotech of its obligations under Sections 8.1 and 8.3.

ARTICLE 9 TERM AND TERMINATION

9.1 Term; Expiration. The term (“Term”) of this Agreement shall commence on the Restatement Date and continue, unless earlier terminated as provided herein, until such time as all Royalty Terms and Non-Royalty Terms for all Licensed Products have ended; provided, that, if the C5 Expanded License Term is extended beyond June 30, 2013 in accordance with Section 1.15, the Term of this Agreement shall continue, unless earlier terminated as provided herein, until the later of the date on which (a) all Royalty Terms and Non-Royalty Terms for all Licensed Products have ended and (b) all payment obligations with respect to any and all C5 Rights Transfer Transactions have been satisfied. Upon expiration (but not upon termination prior to the expiration) of the Royalty Term and Non-Royalty Term applicable to a Licensed Product in a country, Ophthotech’s rights and licenses hereunder with respect to such Licensed Product in such country shall become fully paid-up, non-royalty bearing, perpetual rights and licenses.

9.2 Termination.

9.2.1 Unilateral Right to Terminate. Ophthotech shall have the right to terminate this Agreement, for any reason, upon (a) at least ninety (90) days’ prior written notice to Archemix, such notice to state the date at least ninety (90) days following the date of receipt of such notice by Archemix upon which termination is to be effective, and (b) the payment by Ophthotech of all amounts due to Archemix through such termination effective date.

9.2.2 Termination for Challenge. In the event Ophthotech, its Affiliates and/or Sublicensees initiates a Challenge or assists a Third Party in initiating a Challenge, Archemix shall have the right to terminate this Agreement, effective immediately upon written notice to Ophthotech.

9.2.3 Termination for Breach. Except as set forth herein, either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a material breach by the other Party of this Agreement that, if curable, remains uncured for [**] days ([**] days in the event that the breach is a failure of a Party to make any payment required hereunder) after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured.

9.2.4 Termination of C5 Expanded License Term. Ophthotech shall have the right at any time prior to entering into a C5 Rights Transfer Transaction to terminate the C5 Expanded License Term effective upon written notice to Archemix and, for clarity, the provisions of Section 4.5 shall thereafter be of no force or effect.

9.3 Consequences of Termination of Agreement. In the event of the termination of this Agreement pursuant to this Article 9, the following provisions shall apply:

9.3.1 If this Agreement is terminated by Ophthotech pursuant to Section 9.2.1 or by Archemix pursuant to Sections 9.2.2 or 9.2.3:

(a) all licenses granted by Archemix to Ophthotech shall immediately terminate;

(b) Ophthotech shall promptly return all Confidential Information of Archemix; provided, that Ophthotech may retain one (1) copy of Confidential Information of Archemix in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder; and

(c) each Sublicensee of Ophthotech shall be considered a direct licensee of Archemix; provided, that, (i) such Sublicensee is then in material compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations of such Sublicensee to Archemix have been paid, and (iii) such Sublicensee agrees in writing to remain in compliance with all terms and conditions of the sublicense (subject to any notice and cure period provisions contained in any such sublicense agreement with such Sublicensee).

9.3.2 If this Agreement is terminated by Ophthotech pursuant to Sections 9.2.3, all licenses granted by Archemix to Ophthotech shall survive subject to Ophthotech’s continued payment of all royalties, milestones, Sublicense Income and other payments pursuant to Article 4; and Ophthotech shall promptly return all Confidential Information of Archemix that is not subject to a continuing license hereunder; provided, that Ophthotech may retain one (1) copy of each such Confidential Information of Archemix in it archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

9.4 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.5 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Articles 5 and 8 and Sections 4.6 and 9.1, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term.

ARTICLE 10 DISPUTES

10.1 Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors or designees, for attempted resolution by good faith negotiations within [**] days after such notice is received. Said designated senior officials are as follows:

For Ophthotech: Chief Executive Officer

For Archemix: Chief Executive Officer

In the event the designated senior officials or their successors or designees are not able to resolve such dispute within the [**] day period, either Party may invoke the provisions of Section 10.2.

10.2 Arbitration.

10.2.1 Full Arbitration. Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party (a “Dispute”)), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Boston, Massachusetts. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the Commonwealth of Massachusetts. The arbitrator shall have the authority to grant injunctions and/or specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

10.2.2 Accelerated Arbitration. Disputes submitted to arbitration by a Party under Section 10.2.1 relating to a matter set forth in Section 1.42(z), 1.61(b), 4.4.5, 4.5.1, 4.5.2 or 4.7.1, the following procedures shall apply:

(a) The Parties shall mutually select a single independent, conflict-free arbitrator (the “Expert”), who shall have sufficient scientific background and experience to resolve the Dispute. If the Parties are unable to reach agreement on the selection of an Expert within [**] business days after submission to arbitration, then either or both Parties shall immediately request that the AAA select an arbitrator with the requisite scientific background, experience and expertise. The place of arbitration shall be New York, New York.

(b) Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within [**] days after the selection of the Expert. Upon receipt of such summaries from each Party, the Expert shall provide copies of the same to the other Party. Within [**] days after the delivery of such summaries by the Expert, each Party shall submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary. Oral presentations shall not be permitted unless otherwise requested by the Expert. The Expert shall make a final decision with respect to the Dispute within [**] days following receipt of the last of such rebuttal statements submitted by the Parties. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the Expert’s fees and any administrative fees of arbitration.

ARTICLE 11 MISCELLANEOUS

11.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by private courier service providing evidence of receipt or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

	If to Ophthotech:	If to Archemix:

	Ophthotech Corporation	Archemix Corp.
	One Penn Plaza	148 Sidney Street
	35th Floor	Cambridge, MA 02139
	New York, NY 10119	Tel: (617) 621-7700
	Tel: (212) 845-8200	Fax: (617) 621-9300
	Fax: (212) 845-8250	Attention: Chief Executive Officer
	Attention: Chief Executive Officer	Attention: Legal Department

	With a copy to:	With a copy to:

	Wilmer Cutler Pickering Hale and Dorr LLP	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
	60 State Street	One Financial Center
	Boston, Massachusetts 02109	Boston, Massachusetts 02111
Attention:	David E. Redlick, Esq.	Attention: John J. Cheney, Esq.
	Steven D. Barrett, Esq.	Tel: (617) 542-6000
	Tel: (617) 526-6000	Fax: (617) 542-2241
Fax: (617) 526-5000

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by facsimile transmission, at the time that confirmation of receipt thereof has been received by the Party delivering such notice, (iii) if sent by private courier, on the day such notice is delivered to the recipient or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts (excluding its body of law controlling conflicts of law).

11.3 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.4 Entire Agreement. Subject to Section 11.14, this is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof, including without limitation the Amended Original Agreement, but excluding the Isis Sublicense Agreement, which shall remain in full force and effect. No modification or amendment shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.5 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, that, (a) either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of such Party’s assets or business to which this Agreement relates or in the event of its merger, consolidation, reorganization, change in control or similar transaction and (b) any such assignment or delegation shall, with respect to Ophthotech, be subject to Section 4.5. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.7 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.8 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.9 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.10 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby; provided, that, a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.11 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee or joint venture relationship between the Parties.

11.12 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.13 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14 Amended Original Agreement. The Parties acknowledge and agree that notwithstanding anything to the contrary in this Agreement, (a) all rights, obligations and licenses of the Parties that arose out of the Amended Original Agreement during the period commencing on the Original Agreement Date and continuing through the Restatement Date, including any dispute or alleged breach by a Party of any of the terms of the Amended Original Agreement during such period, shall be governed solely by the terms of the Amended Original Agreement, (b) the terms and conditions of the Amended Original Agreement shall survive solely for the limited purposes set forth in clause (a) above and (c) the Amended Original Agreement shall otherwise be superseded in its entirety by this Agreement from and after the Restatement Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representative in two (2) originals.

OPHTHOTECH CORPORATION		ARCHEMIX CORP.

By:	/s/ Bruce Peacock	By:	/s/ John A. Harre
Name:	Bruce Peacock	Name:	John A. Harre
Title:	Chief Business Officer	Title:	Vice President

Schedule 1

Chemical Composition of ARC 1905

ARC1905 is a 39-mer oligonucleotide having the following sequence:

5’- [40 kDa PEG]-NH-fC-mG-fC-fC-G-fC-mG-mG-fU-fC-fU-fC-mA-mG-mG-fC-G-fC-fU-mG-mA-mG-fU-fC-fU-mG-mA-mG-fU-fU-fU-A-fC-fC-fU-mG-fC-mG-idT -3’

The composition of the Aptamer is as follows: adenosine (A): 1; guanosine (G): 2; 2’-O-methyladenosine (mA): 3; 2’-O-methylguanosine (mG): 11; 2’-fluorouridine (fU): 9; 2’-fluorocytosine (fC): 12; inverted deoxythymidine (idT): 1; 5’-amine modifier C6 (NH): 1; branched polyethylene glycol, 40 kDa mean molecular weight ([40 kDa PEG]): 1

The chemical name for the sodium salt of ARC1905 is:

N-(2,3-Bis(methylpolyoxyethylene-oxy)propane-1-oxycarbonyl)-6-aminohexylyl-(1g5’)-2’-F-cytidylyl-(3’g5’)-2’-OMe-guanylyl-(3’g5’)-2’-F-cytidylyl-(3’g5’)-2’-F-cytidylyl-(3’ g5’)-guanylyl-(3’g5’)-2’-F-cytidylyl-(3’g5’)-2’-OMe-guanylyl-(3’ g5’)-2’-OMe-guanylyl-(3’g5’)-2’-F-uracylyl-(3’g5’)-2’-F-cytidylyl-(3’ g5’)-2’-F-uracylyl-(3’g5’)-2’-F-cytidylyl-(3’g5’)-2’-OMe-adenylyl-(3’ g5’)-2’-OMe-guanylyl-(3’g5’)-2’-OMe-guanylyl-(3’g5’)-2’-F-cytidylyl-(3’ g5’)-guanylyl-(3’g5’)-2’-F-cytidylyl-(3’g5’)-2’-F-uracylyl-(3’ g5’)-2’-OMe-guanylyl-(3’g5’)-2’-OMe-adenylyl-(3’g5’)-2’-OMe-guanylyl-(3’ g5’)-2’-F-cytidylyl-(3’g5’)-2’-F-cytidylyl-(3’g5’)-2’-F-uracylyl-(3’ g5’)-2’-OMe-guanylyl-(3’g5’)-2’-OMe-adenylyl-(3’g5’)-2’-OMe-guanylyl-(3’ g5’)-2’-F-uracylyl-(3’g5’)-2’-F-uracylyl-(3’g5’)-2’-F-uracylyl-(3’ g5’)-adenylyl-(3’g5’)-2’-F-cytidylyl-(3’g5’)-2’-F-cytidylyl-(3’ g5’)-2’-F-uracylyl-(3’g5’)-2’-OMe-guanylyl-(3’g5’)-2’-F-cytidylyl-(3’ g5’)-2’-OMe-guanylyl-(3’g5’)-(3’g3’)-2’-deoxythymidine, 39-sodium salt

Schedule 1-1

Molecular Structure of ARC1905

Schedule 1-2

Schedule 2

Chemical Composition of ARC 186

ARC 186 corresponds to the non-PEGylated, C5-binding oligonucleotide portion of ARC1905 (set forth in Schedule 1) with a 5’hydroxyl terminus

Schedule 2-1

Schedule 3

Excluded Applications

“Excluded Applications” means [**].

For purposes of the above definition of Excluded Applications:

[**]

Confidential Materials omitted and filed with the Securities and Exchange Commission. A total of two pages were omitted.

Schedule 3-1

Schedule 3-A

Short Acting Coagulation Cascade Aptamer Criteria

For purposes of this Agreement, an Aptamer is a “Short Acting Coagulation Cascade Aptamer” if the Aptamer has (i) a Mean Resident Time in normal primates (human or non-human) of less than or equal to seventy-five (75) minutes or (ii) a time to return from a steady state of a therapeutically useful level of anticoagulation (as measured by a monitoring test appropriate for the target, (i.e., ACT, PTT, or PT)) to one hundred twenty percent (120%) of baseline of less than or equal to one hundred twenty (120) minutes in normal primates (human or non-human), in each case, without the administration of another molecule. For purposes of clarification, (y) neither of the parameters in (i) or (ii) above may be achieved through any means other than the administration of the Short Acting Coagulation Cascade Aptamer such as the administration of another secondary or antidote molecule, and (z) any Aptamer that meets the Mean Resident Time criteria set forth above in normal primates (human or non-human) shall be considered a Short Acting Coagulation Cascade Aptamer regardless of the Mean Resident Time in renally or hepatically impaired primates (human or non-human).

Mean Resident Time is a pharmacokinetic measure of the average time a molecule remains in the body. For the purposes of establishing the MRT under this Agreement, MRT will be calculated based on plasma concentration data obtained following a single IV bolus dose in primates (human or non-human) using the formula MRT=AUMC/AUC.

Schedule 3-A-1

Schedule 3-B

Coagulation Cascade Proteins

Tissue Factor, Factor VII, Factor VIIa, Factor X, Factor Xa, Factor XI, Factor XIa, Factor IX, Factor IXa, Factor VIII, Factor VIIIa, Factor V, Factor Va, Factor XIII, Factor XIIIa, Factor XII, Factor XIIa, Fibrinogen and Fibrin, Thrombin and Prothrombin.

Schedule 3-B-1

Schedule 3-C

Coagulation Cascade Targets

Coagulation Factor (includes all active and inactive forms)	Also Known As

Factor XIII	Fibrin Stabilizing Factor
Factor XII	Hageman Factor
Factor XI	Plasma Thromboplastin Antecedent
Factor X	Stuart-Prower Factor; Prothrombinase
ATIII	Antithrombin III; Antithrombin
Heparin CoFactor II	Heparin Cofactor A
Factor IX	Christmas Factor
Factor VIII	Anti-Hemophilic Factor
Factor VII	Proconvertin
Factor V	Proaccelerin; Labile Factor
Factor II	Thrombin; Prothrombin
Factor I	Fibrinogen
Plasminogen	Profibrinolysin
Plasmin	Fibrinolysin
Tissue Plasminogen Activator	N/A
Urokinase	Urokinase-Type Plasminogen Activator
TFPI	Tissue Factor Pathway Inhibitor, Lipoprotein-Associated Coagulation Inhibitor (LACI), Extrinsic Pathway Inhibitor (EPI)
Protein C	Autoprothrombin IIA; Blood Coagulation Factor XIV
Protein S	N/A
Thrombomodulin	CD141; BDCA-3
Protein Z	PROZ
ZPI	Protein Z-Dependent Protease Inhibitor

Schedule 3-C-1

Exhibit A

Licensed Patent Rights

A-1

ANTI-C5 APTAMER-SPECIFIC

PATENT RIGHTS

Mintz Ref. No.	Archemix Ref. No.	Status	Appl. Number	Filing Date	Country	Patent Number	Issue Date	Title

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted.

ANTI-C5 APTAMER-

SPECIFIC PATENT RIGHTS (CONT’D)

IMATTER NO	COUNTRY ID	TYPE	SERIALNO	FILE	PATENT NO	ISSUE	TITLE	STATUS
[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.

ADDITIONAL

LICENSED PATENT RIGHTS

Mintz Ref. No.	Archemix Ref. No.	Status	Appl. Number	Filing Date	Country	Patent Number	Issue Date	Title

[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.

ADDITIONAL LICENSED PATENT RIGHTS (CONT’D)

IMATTER NO	COUNTRY ID	TYPE	SERIALNO	FILE	PATENT NO	ISSUE	TITLE	STATUS
[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of twenty one pages were omitted.

Exhibit B

Mandatory Jurisdictions for Patent Prosecution

[**]

Exhibit B-1

Execution Copy

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 to the Amended and Restated Exclusive License Agreement (this “Amendment”) is dated as of December 20, 2011 (the “Amendment Effective Date”) by and between Archemix Corp, a Delaware corporation with offices c/o Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attn: John J. Cheney, Esq. (“Archemix”), and Ophthotech Corporation, a Delaware corporation with offices at One Penn Plaza, 35th Floor, New York, New York 10119 (“Ophthotech”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Exclusive License Agreement (the “Agreement”) made effective as of September 12, 2011 (the “Agreement Effective Date”) by and between Archemix and Ophthotech with respect to complement factor C5. All references to Sections in this Amendment refer to Sections of the Agreement.

WHEREAS, on the Agreement Effective Date, Archemix and Ophthotech entered into the Agreement pursuant to which Archemix granted to Ophthotech an exclusive license under certain patents and technology to develop and commercialize certain products; and

WHEREAS, the Parties hereto desire to amend the Agreement as set forth herein and to set forth certain additional terms applicable to the Agreement, as so amended.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to Agreement.

(a) The references in Section 1.42 to “for purposes of determining royalty payments” (in the sixth paragraph) and “for the purposes of determining royalty payments” (in the eighth paragraph) are hereby deleted.

(b) The reference in Section 2.1.1 to “royalty-bearing” is hereby deleted and the phrase “royalty-free” is hereby inserted in lieu thereof.

(c) The heading of Article 4 of the Agreement is hereby amended to read in its entirety as follows:

“ARTICLE 4 PAYMENTS”

(d) Sections 4.2, 4.2.1, 4.2.2, 4.2.3 and 4.2.4 are hereby deleted in their entirety and all references to such Sections in the Agreement are hereby deleted.

(e) The heading of Section 4.3 is hereby amended to read in its entirety as follows:

“Section 4.3 Sublicense Income.”

(f) Section 4.3.1 is hereby deleted in its entirety and all references to such Section in the Agreement are hereby deleted.

(g) The fourth milestone in Section 4.4.2 is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“[**]	$	[	**]”

(h) The second milestone set forth in Section 4.4.3 is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“Annual Net Sales Greater than $[**]	$	[	**]”

(i) The parenthetical phrase in the final sentence of Section 4.4.3 is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(i.e., a total payment of $22,500,000 shall be due).”

(j) Section 4.6.1 is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“4.6.1 Payment of Milestones and Sublicense Income Payments. Unless otherwise expressly provided, Ophthotech shall make any milestone payments and Sublicense Income Payments owed to Archemix pursuant to Sections 4.3 and 4.4 in arrears, within [**] days from the end of the Calendar Quarter in which such payment accrues. Each Sublicense Income Payment shall be accompanied by a report specifying: (a) the aggregate amount of all payments received by Ophthotech or its Affiliates from sublicenses granted hereunder; (b) all exclusions of such payment amounts from Sublicense Income made pursuant to Section 1.61; and (c) the Sublicense Income Payments payable in United States dollars.”

(k) The two references in Section 4.6.6 to “royalties or other” are hereby deleted.

(l) Section 6.3.2(b) is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

“(b) second, if Archemix is the Party bringing such suit or proceeding or taking such other legal action, [**] percent ([**]%) of any remaining amount shall be retained by Archemix and [**] percent ([**]%) shall be paid to Ophthotech, and if Ophthotech is the Party bringing such suit or proceeding or taking such other legal action, any remaining amount shall be retained by Ophthotech.”

(m) Clauses (b)(ii) and (b)(iii) of Section 6.3.3 are hereby deleted.

(n) The reference in Section 9.1 to “non-royalty bearing,” is hereby deleted.

3

(o) The reference in Section 9.3.2 to “royalties,” is hereby deleted.

2. Miscellaneous. The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

OPHTHOTECH CORPORATION		ARCHEMIX CORP.

By:	/s/ Bruce Peacock	By:	/s/ John A. Harre
Name:	Bruce Peacock	Name:	John A. Harre
Title:	Chief Business Officer	Title:	Secretary

4

April 30, 2012

Archemix Liquidating Trust

c/o Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attn: Managing Director

Mr. John Harre

c/o Mr. John Cheney

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

RE:	Amended and Restated License Agreement between Ophthotech Corporation

(“Ophthotech”) and Archemix Corp. (“Archemix”), dated September 12, 2011, as amended on December 20, 2011 (the “Amendment”), concerning the Anti-C5 Aptamer

(as that term is defined therein) (“Agreement”)

I am writing to address an inconsistency that arose in the above-referenced Agreement as a result of the Amendment.

The last sentence of Section 4.4.3 of the Agreement, which was amended by the Amendment, indicates that the maximum sales milestone amount payable under the Agreement is $22,500,000. This amount is the sum of the individual milestones listed in Section 4.4.3. However, the penultimate sentence was not amended by the Amendment and continues to reference the pre-Amendment amount of $35,000,000. By returning a countersigned copy of this letter to me, Archemix acknowledges and agrees that this inconsistent reference to $35,000,000 is hereby corrected to reference the amount of $22,500,000.

Thank you for your prompt attention to this matter.

Sincerely,

/s/ Bruce Peacock
Bruce Peacock
Chief Business Officer
Ophthotech Corporation

ACKNOWLEDGED AND AGREED
ON BEHALF OF ARCHEMLX

/s/ John Harre
John Harre, Trustee
Archemix Liquidating Trust

May 7, 2012
Date